The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-149583
SUBJECT TO COMPLETION, DATED JUNE 15, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 19, 2008)

8,000,000 Common Units

Duncan Energy Partners L.P.

$      per common unit

We are selling 8,000,000 common units representing limited partner interests in Duncan Energy Partners L.P. Our common units are listed on the New York Stock Exchange under the symbol “DEP.” The last reported sales price of our common units on the New York Stock Exchange on June 12, 2009 was $18.17 per common unit. We expect to use the net proceeds from this offering, including any exercise of the underwriters’ over-allotment option, to repurchase an equal number of our common units from Enterprise Products Operating LLC and one of its subsidiaries, Enterprise GTM Holdings L.P., at the same net purchase price per unit, after deducting underwriting discounts and commissions. Please read “Use of Proceeds.”

Investing in our common units involves risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement and page 3 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Price per
Common
	Unit	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Duncan Energy Partners L.P. (before expenses)	$	$

We have granted the underwriters a 30-day option to purchase up to 1,200,000 additional common units to cover over-allotments.

The underwriters expect to deliver the common units on or about June   , 2009.

Joint Book-Running Managers

UBS Investment Bank
Barclays Capital
Citi
Morgan Stanley
Wachovia Securities
Senior Co-Managers

Goldman, Sachs & Co.	J.P. Morgan
Co-Managers

Raymond James	RBC Capital Markets

SMH Capital	Deutsche Bank Securities
June   , 2009

i

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common units. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common units. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

ii

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business and our common units. It does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering and our business. You should also read “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 3 of the accompanying prospectus for more information about important risks that you should consider before making a decision to purchase any common units in this offering.

All references in this prospectus supplement to “we,” “us,” “our,” “the Partnership” or “Duncan Energy Partners” refer to Duncan Energy Partners L.P. and its subsidiaries since February 2007, which was the date we completed our initial public offering of common units. For all references to other company names, please read Appendix A — Glossary of Terms. In addition, Appendix A — Glossary of Terms includes a glossary of industry terms used in this prospectus supplement.

Prior to the dropdown of controlling ownership interests in the DEP I Midstream Businesses and DEP II Midstream Businesses (see “Duncan Energy Partners L.P.” within this Summary) to Duncan Energy Partners, EPO owned these businesses and directed their respective activities for all periods presented (to the extent such businesses were in existence during such periods). Each of the dropdown transactions was accounted for at EPO’s historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. On a standalone basis, Duncan Energy Partners did not own any assets prior to February 1, 2007. References to the “former owners” of the DEP I Midstream Businesses and DEP II Midstream Businesses represent the ownership of EPO in these businesses prior to the effective date of the related dropdown transactions.

Duncan Energy Partners L.P.

Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “DEP.” Duncan Energy Partners was formed in September 2006 and did not own any assets prior to February 5, 2007, which was the date it completed its initial public offering (“IPO”) of 14,950,000 common units and acquired controlling interests in certain midstream energy businesses of EPO. The business purpose of Duncan Energy Partners is to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and other commonly-controlled affiliates. Duncan Energy Partners is engaged in the business of (i) NGL transportation and fractionation; (ii) the storage of NGL and petrochemical products; (iii) the transportation of petrochemical products; (iv) the gathering, transportation and storage of natural gas; and (v) the marketing of NGLs and natural gas.

At March 31, 2009, Duncan Energy Partners is owned 99.3% by its limited partners and 0.7% by its general partner, DEP GP, which is a wholly owned subsidiary of EPO. At March 31, 2009, EPO owned approximately 74% of Duncan Energy Partner’s limited partner interests and 100% of DEP GP. DEP GP is responsible for managing the business and operations of Duncan Energy Partners. DEP OLP, a wholly owned subsidiary of Duncan Energy Partners, conducts substantially all of Duncan Energy Partners’ business. A privately-held affiliate, EPCO, provides all of Duncan Energy Partners’ employees and certain administrative services to the partnership.

EPO is the primary operating subsidiary of Enterprise Products Partners, a publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.” The general partner of Enterprise Products Partners is owned by Enterprise GP Holdings, a publicly traded partnership the units of which are listed on the NYSE under the ticker symbol “EPE.”

One of our principal advantages is our relationship with EPO and with EPCO, which also provides all employees and certain administrative services to Enterprise Products Partners and Enterprise GP Holdings. Our assets connect to various midstream energy assets of EPO and form integral links within EPO’s value chain of assets. We believe that the operational significance of our assets to EPO, as well as the alignment of our respective economic interests in these assets, will result in a collaborative effort to promote their operational efficiency and maximize value. In addition, we believe our relationship with EPO and EPCO provides us with a distinct benefit in both the operation of our assets and the identification and execution of potential future acquisitions that are not otherwise taken by Enterprise Products Partners or Enterprise GP Holdings in accordance with our business opportunity agreements. See Item 13 of our Annual Report on Form 10-K for the year ended December 31, 2008 for additional information regarding our relationship with EPO and EPCO.

On February 5, 2007, EPO contributed a 66% controlling equity interest in each of Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene, Sabine Propylene and South Texas NGL to Duncan Energy Partners in a dropdown transaction (the “DEP I dropdown”) made in connection with Duncan Energy Partners’ IPO. Collectively, we refer to Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene, Sabine Propylene and South Texas NGL as the “DEP I Midstream Businesses.” EPO retained the remaining 34% equity interest (as a noncontrolling interest) in each of the DEP I Midstream Businesses.

On December 8, 2008, Duncan Energy Partners entered into a Purchase and Sale Agreement with EPO and Enterprise GTM, pursuant to which DEP OLP acquired 100% of the membership interests in Enterprise Holding III from Enterprise GTM, thereby acquiring all of the general partner interest in Enterprise GC, all of the general partner interest in Enterprise Intrastate and a controlling membership interest in Enterprise Texas. Collectively, we refer to Enterprise GC, Enterprise Intrastate and Enterprise Texas as the “DEP II Midstream Businesses.” As with the DEP I dropdown, EPO was also the sponsor of this second dropdown transaction (the “DEP II dropdown”). Enterprise GTM retained the remaining partner and member interests (as a noncontrolling interest) in the DEP II Midstream Businesses.

Duncan Energy Partners L.P. received $17.5 million and $21.9 million in cash distributions from the DEP I Midstream Businesses and DEP II Midstream Businesses, respectively, with respect to the first quarter of 2009.

For more information about our business and properties, please read Items 1 and 2 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Our Business Strategy

Our primary business objectives are to maintain and, over time, to increase our cash available for distributions to our unitholders. Our business strategies to achieve these objectives are to:

•	optimize the benefits of our economies of scale, strategic location and pipeline connections serving our natural gas, NGL, petrochemical and refining markets;

•	manage our portfolio of midstream energy assets to minimize the volatility of our cash flows;

•	invest in organic growth projects to capitalize on market opportunities that expand our asset base and generate additional cash flow; and

•	pursue acquisitions of assets and businesses from related parties, or in accordance with our business opportunity agreements, from third parties.

Our Business Segments

We have three reportable business segments: (i) Natural Gas Pipelines & Services; (ii) NGL Pipelines & Services; and (iii) Petrochemical Services. Our business segments are generally organized and managed according to the type of services rendered (or technologies employed) and products produced and/or sold. Effective with the fourth quarter of 2008, our segment information has been recast as a result of the DEP II dropdown transaction.

Natural Gas Pipelines & Services.  Our Natural Gas Pipelines & Services business segment includes approximately 9,174 miles of natural gas gathering and transmission pipeline systems in Texas and Louisiana.

We also lease natural gas storage facilities located in Texas and Louisiana that are integral components of these systems. This segment includes our natural gas marketing activities related to the Acadian Gas System.

NGL Pipelines & Services.  Our NGL Pipelines & Services business segment includes our NGL and petrochemical storage facility located in Mont Belvieu, Texas and our South Texas NGL System that connects our Mont Belvieu storage complex to midstream energy infrastructure located in South Texas. In addition, this segment includes the results of our NGL marketing activities related to our Big Thicket Gathering System. The South Texas NGL System consists of: (i) two NGL fractionation facilities (i.e., the Shoup and Armstrong plants); (ii) approximately 380 miles of intrastate NGL transportation pipelines that link various South Texas natural gas processing facilities (primarily those owned by EPO) to the Shoup and Armstrong plants and other customers; and (iii) two intrastate NGL pipelines aggregating approximately 937 miles that deliver NGLs from our south Texas fractionation facilities to refineries and petrochemical plants located between Corpus Christi and Houston, Texas and within the Texas City-Houston area, as well as to common carrier NGL pipelines and product storage facilities including our Mont Belvieu storage complex. We also lease two NGL storage facilities that are integral components of the South Texas NGL System.

Petrochemical Services.  Our Petrochemical Services business segment reflects the operations of our Lou-Tex Propylene Pipeline and Sabine Propylene Pipeline systems. These systems provide for the transportation of polymer-grade and chemical-grade propylene in Texas and Louisiana. Polymer-grade propylene is used in the manufacture of polypropylene. Chemical-grade propylene is a basic petrochemical used in plastics, synthetic fibers and foams.

Duncan Energy Partners L.P.

The following chart depicts our organizational structure and ownership after giving effect to this offering (assuming no exercise of the underwriters’ over-allotment option).

The table below shows the ownership of our common units as of June 12, 2009 and after giving effect to this offering (assuming no exercise of the underwriters’ over-allotment option):

	Current Ownership		Ownership after the Offering
		Percentage		Percentage
	Units	Interest	Units	Interest

Public	14,564,400	25.1%	22,564,400	38.8%
EPO and Enterprise GTM	42,726,987	73.6%	34,726,987	59.8%
Other EPO affiliates	385,600	0.7%	385,600	0.7%
General partner	—	0.7%	—	0.7%

Total	57,676,987	100.0%	57,676,987	100.0%

Information regarding our management is set forth under “Management” in this prospectus supplement.

The Offering

Common units offered	8,000,000 common units; or 9,200,000 common units if the underwriters exercise their option to purchase up to an additional 1,200,000 common units in full.

Common units outstanding after this offering	57,676,987 common units.

Use of proceeds	We expect to use the net proceeds from this offering, including any exercise of the underwriters’ over-allotment option, to repurchase an equal number of our common units from EPO and one of its subsidiaries, Enterprise GTM, at the same net purchase price per unit, after deducting underwriting discounts and commissions. Please read “Use of Proceeds.”

Cash distributions	Under our partnership agreement, we must distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement.

On May 8, 2009, we paid a quarterly cash distribution with respect to the first quarter of 2009 of $0.43 per common unit, or $1.72 per unit on an annualized basis, which represents a 4.9% increase over the $0.41 per unit quarterly distribution with respect to the first quarter of 2008.

Unlike many publicly traded limited partnerships, our general partner is not entitled to any incentive distributions and we do not have any subordinated units. In general, we currently pay 99.3% of any cash distributions we make each quarter to our unitholders and the remaining 0.7% to our general partner. For a description of our cash distribution policy, please read “How We Make Cash Distributions” in the accompanying prospectus.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through December 31, 2011, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the cash distributed to you with respect to that period. Please read “Material Tax Consequences” in this prospectus supplement for the basis of this estimate.

New York Stock Exchange symbol	DEP

Risk factors	Investing in our common units involves certain risks. You should carefully consider the risk factors discussed under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 3 of the accompanying prospectus and other information contained or incorporated by reference in this prospectus supplement before deciding to invest in our common units.

Summary Historical Financial and Operating Data

The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating data for Duncan Energy Partners. The summary historical income statement and balance sheet data for the three years in the period ended December 31, 2008 are derived from and should be read in conjunction with the audited consolidated financial statements of Duncan Energy Partners that are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2008. The summary historical income statement and balance sheet data for the three months ended March 31, 2008 and 2009 are derived from and should be read in conjunction with the unaudited consolidated financial statements of Duncan Energy Partners that are incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the three months ended March 31, 2009.

The summary historical financial data includes the financial measure of gross operating margin, which is not calculated in accordance with generally accepted accounting principles in the United States of America, or “GAAP.” An explanation of and reconciliation for this non-GAAP financial measure is included under “Non-GAAP Financial Measures.” Dollar amounts presented in the following tables are in millions, except per unit amounts. Volumetric data is presented as stated.

	For the Year Ended December 31,
	2008	2007	2006

Income statement data:
Revenues	$1,598.1	$1,220.3	$1,263.0
Costs and expenses	1,531.1	1,184.1	1,211.1
Equity in earnings of unconsolidated affiliates	0.9	0.2	1.0

Operating income	67.9	36.4	52.9
Other income (expense):
Interest expense	(12.0)	(9.2)	—
Other, net	0.5	0.6	0.5

Other income (expense), net	(11.5)	(8.6)	0.5

Income before provision for income taxes and parent interest	56.4	27.8	53.4
Provision for income taxes	(1.1)	(4.2)	(1.7)

Income before parent interest	55.3	23.6	51.7
Parent interest in income of subsidiaries:
DEP I Midstream Businesses — Parent	(11.4)	(20.0)	—
DEP II Midstream Businesses — Parent	4.0	—	—

Total parent interest in income of subsidiaries	(7.4)	(20.0)	—

Net income	47.9	3.6	51.7

Basic and diluted earnings per unit	$1.22	$0.93	n/a

Distributions to limited partners:
Per common unit (declared with respect to period)	$1.68	$1.46	n/a

Balance sheet data (as of end of period):
Total assets	$4,594.7	$3,983.3	$3,798.4

Total debt	$484.3	$200.0	$—

Total Parent interest	$3,091.4	$355.1	$—

Total partners’ equity	$752.8	$3,194.8	$3,579.6

	For the Year Ended December 31,
	2008	2007	2006

Other financial data:
Net cash flows provided by operating activities	$220.2	$217.1	$195.6

Cash used in investing activities	$748.9	$352.4	$184.5

Cash provided by (used in) financing activities	$539.5	$137.5	$(11.1)

Total gross operating margin	$253.0	$224.8	$219.1

Selected volumetric operating data by segment:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (Bbtu/d)	4,730	4,274	4,345
NGL Pipelines & Services, net:
NGL throughput volumes (MBPD)	126	124	57
NGL fractionation volumes (MBPD)	80	72	66
Petrochemical services, net:
Propylene transportation volumes (MBPD)	35	37	37

Effective January 1, 2009, we adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS 160 established accounting and reporting standards for noncontrolling interests, which were previously identified as Parent interest in our financial statements. This new standard requires, among other things, that: (i) noncontrolling interests be presented as a component of equity on our consolidated balance sheet (i.e., elimination of the “mezzanine” presentation previously used for Parent interest); (ii) elimination of “Parent interest in income of subsidiaries” amounts as a deduction in deriving net income or loss and, as a result, that net income or loss be allocated between controlling and noncontrolling interests; and (iii) comprehensive income or loss to be allocated between controlling and noncontrolling interest. Earnings per unit amounts were not affected by these changes in presentation.

	For the Three Months
	Ended March 31,
	2009	2008
	(Unaudited)

Income statement data:
Revenues	$256.8	$363.6
Costs and expenses	242.2	342.7
Equity in earnings of unconsolidated affiliates	0.2	0.2

Operating income	14.8	21.1
Other income (expense):
Interest expense	(3.8)	(2.8)
Interest income	0.1	0.1

Other expense, net	(3.7)	(2.7)

Income before provision for income taxes	11.1	18.4
Benefit (provision) for income taxes	(0.1)	0.5

Net income	11.0	18.9
Net loss (income) attributable to noncontrolling interest:
DEP I Midstream Businesses — Parent	(1.6)	(5.6)
DEP II Midstream Businesses — Parent	10.5	—

Total net loss (income) attributable to noncontrolling interest	8.9	(5.6)

Net income attributable to Duncan Energy Partners L.P.	$19.9	$13.3

Basic and diluted earnings per unit	$0.34	$0.29

Distributions to limited partners:
Per common unit (declared with respect to period)	$0.43	$0.41

Balance sheet data (as of end of period):
Total assets	$4,661.1	$4,594.7

Total debt	$470.3	$484.3

Total equity:
Duncan Energy Partners L.P. partners’ equity	$762.2	$752.8
Noncontrolling interest (formerly Parent interest)	3,208.8	3,091.4

Total equity	$3,971.0	$3,844.2

Other financial data:
Net cash flows provided by operating activities	$19.8	$40.9

Cash used in investing activities	$115.0	$236.4

Cash provided by financing activities	$104.0	$207.4

Total gross operating margin	$62.1	$66.4

Selected volumetric operating data by segment:
Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (Bbtu/d)	5,089	4,511
NGL Pipelines & Services, net:
NGL throughput volumes (MBPD)	115	137
NGL fractionation volumes (MBPD)	79	82
Petrochemical services, net:
Propylene throughput volumes (MBPD)	22	40

Non-GAAP Financial Measures

We define gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses from asset sales and related transactions; and (iii) general and administrative costs. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, extraordinary charges, the cumulative effect of change in accounting principle and earnings attributable to noncontrolling interests. We view gross operating margin as an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by our management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses. The GAAP measure most directly comparable to gross operating margin is operating income.

The following table presents a reconciliation of our non-GAAP financial measure of total gross operating margin to the GAAP financial measures of operating income and net income, on a historical basis for each of the periods indicated:

				For the Three Months
	For the Year Ended December 31,			Ended March 31,
	2008	2007	2006	2009	2008
				(Unaudited)

Total non-GAAP gross operating margin	$253.0	$224.7	$219.1	$62.1	$66.4
Depreciation, amortization and accretion in costs and expenses	(167.3)	(175.3)	(156.0)	(44.6)	(40.1)
Gain on asset sales and related transactions in costs and expenses	0.5	0.1	—	0.1	—
General and administrative costs in costs and expenses	(18.3)	(13.1)	(10.2)	(2.8)	(5.2)

GAAP operating income	67.9	36.4	52.9	14.8	21.1
Other income (expense), net	(11.5)	(8.6)	0.5	(3.7)	(2.7)
Benefit (provision) for income taxes	(1.1)	(4.2)	(1.7)	(0.1)	0.5
Parent interest in income of subsidiaries	(7.4)	(20.0)	—	n/a	n/a

GAAP net income	$47.9	$3.6	$51.7	$11.0	$18.9

Due to our adoption of SFAS 160 on January 1, 2009, “Parent interest in income of subsidiaries” was relabeled as “Noncontrolling interest” and presented as a deduction from GAAP net income in deriving net income attributable to Duncan Energy Partners L.P.; therefore, this amount is not presented for the three months ended March 31, 2009 or 2008.

RISK FACTORS

An investment in our common units involves certain risks. You should carefully consider the supplemental risks described below in addition to the risks described under “Risk Factors” in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2008 and our subsequent Quarterly Report on Form 10-Q, which are incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The supplemental risk factors provided below are included in this prospectus supplement solely to provide updates and supplements to certain of the above-referenced risk factors, and should not be viewed as a complete description of the risks inherent in our business, risks inherent in an investment in us or tax risks to common unitholders. For a complete understanding of such risk factors, you should carefully consider both the supplemental risk factors (as updated and supplemented) and the risk factors noted above, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the trading price of our common units could decline, and you could lose part or all of you investment.

Risks Inherent in Our Business

In accordance with industry practice, we do not obtain independent evaluations of natural gas reserves dedicated to our pipeline systems, including our South Texas NGL Pipeline & Storage System. Accordingly, volumes of natural gas gathered on our pipeline systems in the future could be less than we anticipate, which could adversely affect our cash flow and our ability to make cash distributions to unitholders.

In accordance with industry practice, we do not obtain independent evaluations of natural gas reserves connected to our pipeline systems due to the unwillingness of producers to provide reserve information, as well as the cost of such evaluations. Accordingly, we do not have estimates of total reserves dedicated to our systems (or to processing and fractionation facilities such as those serving EPO in South Texas) or the anticipated lives of such reserves. If the total reserves or estimated lives of the reserves connected to our pipeline systems, particularly in South Texas, are less than we anticipate and we are unable to secure additional sources of natural gas or NGLs, then the volumes of NGLs transported on our South Texas NGL Pipeline System or natural gas gathered on our Acadian Gas System and other pipeline systems in the future could be less than we anticipate. A decline in the volumes of natural gas or NGLs gathered on our pipeline systems could have an adverse effect on our business, financial condition, results of operations and our ability to make cash distributions to our unitholders.

Our debt level may limit our flexibility to obtain additional financing and pursue other business opportunities.

At March 31, 2009, we had $188.0 million of indebtedness outstanding under our revolving credit agreement, with the ability to borrow up to an additional $111.0 million, subject to certain conditions and limitations, under the credit agreement. In addition, we had a $1.0 million letter of credit outstanding under the credit agreement. We also had an additional $282.3 million of indebtedness outstanding under our senior unsecured term loan. Our significant level of indebtedness could have important consequences to us, including:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	covenants contained in our existing credit and debt arrangements require, and future ones may require, us to meet certain financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	we may need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operation, future business opportunities and distributions to unitholders; and

•	our debt level may make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which may be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we may be forced to take actions such as reducing distributions, reducing or delaying business activities, acquisition, investments or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to affect any of these remedies on satisfactory terms or at all.

Increases in interest rates could materially adversely affect our business, financial condition, results of operations or cash flow, as well as the market for our common units.

We have exposure to increases in interest rates. At March 31, 2009, our consolidated variable-rate debt outstanding was effectively $295.3 million, which reflects $175.0 million in notional amount of floating-to-fixed interest rate swaps outstanding on this date. As a result, significant increases in interest rates could adversely affect our results of operations, cash flows and financial condition.

An increase in interest rates may also cause a corresponding decline in demand for equity investments, in general, and in particular for yield-based equity investments such as our common units. Any such reduction in demand for our common units resulting from other more attractive investment opportunities may cause the trading price of our common units to decline.

Our credit agreements contain operating and financial restrictions, including covenants and restrictions that may be affected by events beyond our control, that may limit our business and financing activities.

The operating and financial restrictions and covenants in our credit agreements and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, our credit agreements may restrict or limit our ability to:

•	make distributions if any default or event of default occurs;

•	incur additional indebtedness or guarantee other indebtedness;

•	grant liens or make certain negative pledges;

•	make certain loans or investments;

•	make any material change to the nature of our business, including consolidations, liquidations and dissolutions; or

•	enter into a merger, consolidation, sale and leaseback transaction or sale of assets.

Our ability to comply with the covenants and restrictions contained in our credit agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our credit agreement, a significant portion of our indebtedness may become immediately due and payable, and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

Restrictions in our credit agreements could limit our ability to make distributions upon the occurrence of certain events.

Our payment of principal and interest on our debt will reduce cash available for distributions on our common units. Furthermore, our credit agreements could limit our ability to make distributions upon the occurrence of the following events, among others:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure of any representation or warranty made by us in our credit agreements to be true and correct in any material respect;

•	failure to perform or otherwise comply with our covenants in the credit agreements;

•	failure to pay any other material debt;

•	a bankruptcy or insolvency event involving us, our general partner or any of our subsidiaries;

•	the entry of, and failure to pay, one or more adverse judgments in excess of a specified amount against which enforcement proceedings are brought or that are not stayed pending appeal;

•	a change in control of us;

•	a judgment default or a default under any material agreement if such default could have a material adverse effect on us; and

•	the occurrence of certain events with respect to employee benefit plans subject to ERISA.

Any subsequent refinancing of our current debt or any new debt could have similar or more restrictive provisions. For more information regarding our credit agreements, see Note 10 of the Notes to Consolidated Financial Statements included under Item 8 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

We depend in large part on EPO and the continued success of its business as we operate our assets as part of their value chain, and adverse changes in its related businesses may reduce our revenue, earnings or cash available for distribution.

We have entered into a number of material contracts with EPO and its subsidiaries relating to midstream energy services and arrangements. Our cash flows and financial condition depend in large part on the continued success of EPO as we operate our assets as part of its value chain. Any adverse changes in the business of EPO, due to market conditions, sales of assets or otherwise, or the failure of EPO to renew any of its material agreements with us, could reduce our revenue, earnings or cash available for distribution. See Item 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for additional information regarding our relationship with EPO.

The interruption of distributions to us from our subsidiaries may affect our ability to satisfy our obligations and to make distributions to our partners.

We are a holding company with no business operations, and our operating subsidiaries conduct all of our operations and own all of our operating assets. Our only significant assets are the ownership interests we own in our subsidiaries. As a result, we depend upon the earnings and cash flow of our subsidiaries and joint ventures and the distribution of that cash to us in order to meet our obligations and to allow us to make distributions to our partners. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations, including policies of the FERC.

As of December 8, 2008, we also own a membership interest in Enterprise Texas, which interest has a stated fixed return. Although we have effective priority rights to specified quarterly distribution amounts ahead of any distributions on EPO’s minority equity interests in Enterprise Texas, the inability of Enterprise Texas to make distributions of the fixed returns in full each quarter would have a material adverse impact on our ability to make distributions to our partners and could affect our ability to satisfy other debt obligations.

The credit and risk profile of our general partner and its owners could adversely affect our risk profile, which could increase our borrowing costs, hinder our ability to raise capital or impact potential future credit ratings.

The credit and business risk profiles of a general partner or owners of a general partner may be factors in credit evaluations of a limited partnership by the nationally recognized debt rating agencies. This is because the general partner controls the business activities of the partnership, including its cash distribution policy, acquisition strategy and business risk profile. Another factor that may be considered is the financial condition of our general partner and its owners, including the degree of their financial leverage and their dependence on cash flow from the partnership to service their indebtedness.

If we were to seek a credit rating in the future, our credit rating may be adversely affected by the leverage of the owners of our general partner, as credit rating agencies may consider these entities’ leverage because of their ownership interest in and control of us, the strong operational links between them and their affiliates and us, and our reliance on EPO for a substantial percentage of our revenue. Any such adverse effect on our credit rating would increase our cost of borrowing or hinder our ability to raise money in the capital markets, which would impair our ability to grow our business and make distributions to unitholders.

Affiliates of EPCO and Enterprise Products Partners, the indirect owner of our general partner, have significant indebtedness and are principally dependent on the cash distributions from their limited partner interests in Enterprise Products Partners, Enterprise GP Holdings and TEPPCO to service such indebtedness. Any distributions by Enterprise Products Partners, Enterprise GP Holdings and TEPPCO to such entities will be made only after satisfying their then-current obligations to their creditors. Although we have taken certain steps in our organizational structure, financial reporting and contractual relationships to reflect the separateness of us and our general partner from the entities that control our general partner and other entities controlled by EPCO, our credit ratings and business risk profile could be adversely affected if the ratings and risk profiles of EPCO or the entities that control our general partner were viewed as substantially lower or more risky than ours.

We depend on EPO and certain other key customers for a significant portion of our revenues. The loss of any of these key customers could result in a decline in our revenues and cash available to make distributions to our unitholders.

We rely on a limited number of customers for a significant portion of revenues. For the years ended December 31, 2008 and 2007, EPO and its affiliates accounted for approximately 46% and 38% of our total consolidated revenues, respectively. In addition, several of our assets also rely on only one or two customers for their cash flows. For example, the only shipper on a segment of our South Texas NGL Pipeline System is EPO; there are only two customers on our Lou-Tex Propylene Pipeline; there is only one customer on our Sabine Propylene Pipeline; and there is only one shipper on the pipeline held by Evangeline. In order for new customers to use these pipelines, we or the new shippers would be required to construct interim pipeline connections.

We may be unable to negotiate extensions or replacements of these contracts and those with other key customers on favorable terms. The loss of all or even a portion of the contracted volumes of these customers, as a result of competition, creditworthiness or otherwise, could have a material adverse effect on our financial condition, results of operations and ability to make distributions to our unitholders, unless we are able to contract for comparable volumes from other customers at favorable rates.

Risks Inherent in an Investment in Us

Our general partner and its affiliates own a controlling interest in us and have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to our detriment.

EPO indirectly owns a 0.7% general partner interest in us, through a 100% controlling interest in our general partner, which controls us. In addition, after giving effect to this offering of common units and the use of proceeds to repurchase an equal number of common units from EPO and Enterprise GTM, EPO and its affiliates will beneficially own an approximate 60.5% limited partner interest in us (an approximate 58.4% interest if the underwriters’ over-allotment option is exercised in full). Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Enterprise Products Partners and its affiliates. Furthermore, certain directors and officers of our general partner may be directors or officers of affiliates of our general partner. Conflicts of interest may arise between Enterprise Products Partners and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These potential conflicts include, among others, the following situations:

•	Enterprise Products Partners, EPCO and their affiliates may engage in substantial competition with us on the terms set forth in our shared administrative services agreement (the “ASA”).

•	Neither our partnership agreement nor any other agreement requires EPCO, Enterprise Products Partners, Enterprise GP Holdings and TEPPCO or their affiliates (other than our general partner) to pursue a business strategy that favors us. Directors and officers of EPCO and the general partners of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO and their affiliates have a fiduciary duty to make decisions in the best interest of their shareholders or unitholders, which may be contrary to our interests.

•	Our general partner is allowed to take into account the interests of parties other than us, such as EPCO, Enterprise Products Partners, Enterprise GP Holdings and TEPPCO and their affiliates, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

•	Some of the employees of EPCO who provide services to us also may devote significant time to the business of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO, and will be compensated by EPCO for such services.

•	Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. By purchasing common units, unitholders will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

•	Our general partner determines the amount and timing of asset purchases and sales, operating expenditures, capital expenditures, borrowings, repayments of indebtedness, issuances of additional partnership securities and cash reserves, each of which can affect the amount of cash that is available for distribution to our unitholders.

•	Our general partner determines which costs, including allocated overhead, incurred by it and its affiliates are reimbursable by us.

•	EPO or TEPPCO may propose to contribute additional assets to us and, in making such proposal, the directors of those entities have a fiduciary duty to their unitholders and not to our unitholders.

•	Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	Our general partner intends to limit its liability regarding our contractual obligations.

•	Our general partner may exercise its rights to call and purchase all of our common units if, at any time, it and its affiliates own 80% or more of our outstanding common units.

•	Our general partner controls the enforcement of obligations owed to us by it and its affiliates, including under the ASA.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

See Item 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for additional information regarding our relationships with EPCO and EPO.

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, which could lower the trading price of our common units.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner, including the independent directors, is chosen entirely by its owners and not by our unitholders. Furthermore, even if our unitholders were dissatisfied with the performance of our general partner, they will, practically speaking, have a limited ability to remove our general partner. As a result of these limitations, the price at which our common units trade could be diminished because of the absence or reduction of a control premium in the trading price.

The vote of the holders of at least 66 2/3% of all outstanding units is required to remove our general partner. As of June 1, 2009, affiliates of Enterprise Products Partners, which owns our general partner, owned approximately 74% of our outstanding common units. After giving effect to the offering of common units in this offering and the use of proceeds to repurchase an equal number of common units from EPO and Enterprise GTM, EPO and its affiliates will own approximately 60.9% of our outstanding units (approximately 58.8% of our outstanding units if the underwriters’ over-allotment option is exercised in full).

Tax Risks to Common Unitholders

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash available for distribution to our unitholders would be substantially reduced.

The anticipated after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service (“IRS”) on this matter.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to our common unitholders would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in our anticipated cash flow and the after-tax return to our common unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to a material amount of entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states (including Texas) are evaluating ways to enhance state-tax collections. For example, our operating subsidiaries are subject to a newly revised Texas franchise tax (the “Revised Texas Franchise Tax”) on the portion of their revenue that is generated in Texas beginning for tax reports due on or after January 1, 2008. Specifically, the Revised Texas Franchise Tax is imposed at a maximum effective rate of 0.7% of the operating subsidiaries’ gross revenue that is apportioned to Texas. If any additional state were to impose an entity-level tax upon us or our operating subsidiaries, the cash available for distribution to our common unitholders would be reduced.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, or Qualifying Income Exception, affect or cause us to change our business activities, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our common units. For example, in response to certain recent developments, members of Congress are considering substantive changes to the definition of qualifying income under Section 7704(d) of the Internal Revenue Code. It is possible that these legislative efforts could result in changes to the existing U.S. tax laws that affect publicly traded partnerships, including us. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

An IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contests will be borne by our unitholders and our general partner.

The IRS may adopt positions that differ from the positions we take, even positions taken with advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which our common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner.

Even if our common unitholders do not receive any cash distributions from us, they will be required to pay taxes on their share of our taxable income.

Common unitholders will be required to pay federal income taxes and, in some cases, state and local income taxes on their share of our taxable income whether or not they receive any cash distributions from us. Our common unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability resulting from their share of our taxable income.

Tax gain or loss on the disposition of our common units could be different than expected.

If a common unitholder sells common units, the unitholder will recognize a gain or loss equal to the difference between the amount realized and the unitholder’s tax basis in those common units. Prior distributions to a unitholder in excess of the total net taxable income a unitholder is allocated by us, which decreases the unitholder’s tax basis in a common unit, will, in effect, become taxable income to the unitholder if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price the unitholder receives is less than the unitholder’s original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to a unitholder.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), other retirement plans and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to unitholders who are organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could result in a decrease in the value of our common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could decrease the amount of tax benefits available to a common unitholder. It also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to the common unitholder’s tax returns.

Our common unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in our common units.

In addition to federal income taxes, our common unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. Our common unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, they may be subject to penalties for failure to comply with those requirements. We own property or conduct business in Louisiana and Texas. We may own property or conduct business in other states or foreign countries in the future. It is the responsibility of the common unitholders to file all federal, state and local tax returns.

The sale or exchange of 50% or more of our capital and profits interests during a twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income.

USE OF PROCEEDS

We will receive net proceeds of approximately $      million from the sale of 8,000,000 common units in this offering, after deducting underwriting discounts, commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $      million. Please read “Underwriting.”

We will use the net proceeds of this offering, including any exercise of the underwriters’ over-allotment option, to repurchase an equal number of our common units from EPO and Enterprise GTM at the same net purchase price per unit, after deducting underwriting discounts and commissions. Prior to this offering, EPO and its affiliates owned 43,112,587 of our common units, representing an approximate 74% limited partner interest in us. After giving effect to this offering and the repurchase of the common units pursuant to the common unit purchase agreement, EPO and its affiliates will own 35,112,587 units representing an approximate 60.5% limited partner interest in us, or 33,912,587 common units representing an approximate 58.4% limited partner interest in us if the underwriters exercise their over-allotment option in full. Please read “Common Unit Purchase Agreement.”

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

On June 12, 2009, we had 57,676,987 common units outstanding, held of record by approximately 40 holders. Our common units are traded on the New York Stock Exchange under the symbol “DEP.”

The following table sets forth, for the periods indicated, the high and low sales price ranges for our common units, as reported on the New York Stock Exchange Composite Transaction Tape, since our initial public offering on February 5, 2007, and the amount, record date and payment date of the quarterly cash distributions paid per common unit. The last reported sales price of our common units on the New York Stock Exchange on June 12, 2009 was $18.17 per common unit.

	Price Ranges		Cash Distribution History
	High	Low	Per Unit		Record Date	Payment Date

2007
1st Quarter	$27.30	$22.10	$0.2440	(1)	April 30, 2007	May 9, 2007
2nd Quarter	29.55	24.80	0.4000		July 31, 2007	August 8, 2007
3rd Quarter	29.39	20.25	0.4100		October 31, 2007	November 7, 2007
4th Quarter	25.20	20.51	0.4100		January 31, 2008	February 7, 2008
2008
1st Quarter	$23.65	$18.29	$0.4100		April 30, 2008	May 7, 2008
2nd Quarter	21.29	18.04	0.4200		July 31, 2008	August 7, 2008
3rd Quarter	18.96	14.91	0.4200		October 31, 2008	November 12, 2008
4th Quarter	16.99	9.68	0.4275	(2)	January 31, 2009	February 9, 2009
2009
1st Quarter	$18.07	$13.55	$0.4300		April 30, 2009	May 8, 2009
2nd Quarter (through June 12)	20.15	14.75	—		—	—

(1)	Our first cash distribution was prorated for the 55-day period from and including February 5, 2007 (the date of our initial public offering) through March 31, 2007 and based on a declared quarterly distribution of $0.40 per unit.

(2)	Our Class B units, of which 37,333,887 units were outstanding at December 31, 2008, received a prorated distribution of $0.1115 per unit with respect to the fourth quarter of 2008 for the 24-day period from December 8, 2008, the closing date of the DEP II dropdown transaction, to December 31, 2008. The Class B units converted to an equal number of common units on February 1, 2009.

CAPITALIZATION

We will use the net proceeds of this offering, including any exercise of the underwriters’ over-allotment option, to repurchase an equal number of our common units from EPO and Enterprise GTM at the same net purchase price per unit, after deducting underwriting discounts and commissions. Therefore, we do not anticipate changes to our capitalization as a result of this transaction.

COMMON UNIT PURCHASE AGREEMENT

We have entered into a common unit purchase agreement with EPO and Enterprise GTM under which we will repurchase from them, at the closing of this offering (and, if applicable, the closing related to any exercise of the underwriters’ over-allotment option), an equal number of our common units as offered hereby at the price per common unit equal to the net proceeds per common unit, after deducting underwriting discounts and commissions, that we receive from this offering. Pursuant to this common unit purchase agreement, we will repurchase approximately 5.4 million common units from EPO and approximately 2.6 million common units (or approximately 3.8 million common units, if the underwriters’ over-allotment option is exercised in full) from Enterprise GTM.

MANAGEMENT

The following table sets forth the name, age and position of each of the directors and executive officers of our general partner at March 31, 2009. Each member of the Board of Directors serves until such member’s death, resignation or removal. The executive officers are elected for one-year terms and may be removed, with or without cause, only by the Board of Directors. Our unitholders do not elect the officers or directors of DEP GP. Dan L. Duncan, through his indirect control of DEP GP, has the ability to elect, remove and replace at any time, all of the officers and directors of DEP GP.

Three of our nine directors are independent under the independence standards established by the New York Stock Exchange. The New York Stock Exchange does not require a listed limited partnership like us to have a majority of independent directors on the board of directors of our general partner. As described below, certain of our officers and directors are also officers and/or directors of (i) EPCO, (ii) EPE Holdings, LLC, or “EPE Holdings,” the general partner of Enterprise GP Holdings, (iii) Enterprise Products GP, the general partner of Enterprise Products Partners and (iv) other affiliates of EPCO. These overlapping executive officers and directors allocate their time among EPCO, Enterprise GP Holdings, Enterprise Products Partners and other affiliates of EPCO. These officers and directors face potential conflicts regarding the allocation of their time and business opportunities, which may adversely affect our business, results of operations, cash flows and financial condition.

Name	Age	Position with DEP GP

Dan L. Duncan(1)	76	Director and Chairman
Richard H. Bachmann(1)	56	Director, President and Chief Executive Officer
W. Randall Fowler(1)	52	Director, Executive Vice President and Chief Financial Officer
A.J. Teague(1)	64	Director, Executive Vice President and Chief Commercial Officer
Michael A. Creel	55	Director
Dr. Ralph S. Cunningham	68	Director
Larry Casey(2)	76	Director
Joe D. Havens(2)	79	Director
William A. Bruckmann, III(2,3)	57	Director
William Ordemann(1)	49	Executive Vice President
Michael J. Knesek(1)	54	Senior Vice President, Controller and Principal Accounting Officer

(1)	Executive officer

(2)	Member of Audit, Conflicts and Governance Committee

(3)	Chairman of Audit, Conflicts and Governance Committee

Dan L. Duncan was elected Chairman and a Director of DEP GP in October 2006, Chairman and a Director of EPE Holdings in August 2005 and Chairman and a Director of EPGP in April 1998. Mr. Duncan served as the sole Chairman of EPCO from 1979 to December 2007. Mr. Duncan now serves as Group Co-Chairman of EPCO with his daughter, Ms. Randa Duncan Williams. He also serves as a Honorary Trustee of the Board of Trustees of the Texas Heart Institute at Saint Luke’s Episcopal Hospital.

Richard H. Bachmann was elected President, Chief Executive Officer and a Director of DEP GP in October 2006 and a Director of EPE Holdings and EPGP in February 2006. Mr. Bachmann previously served as a Director of EPGP from June 2000 to January 2004. Mr. Bachmann was elected Executive Vice President, Chief Legal Officer and Secretary of EPGP in November 1999 and Group Vice Chairman, Chief Legal Officer and Secretary of EPCO in December 2007. In November 2006, Mr. Bachmann was appointed as an independent manager of Constellation Energy Partners LLC. Mr. Bachmann also serves as a member of the Audit, Conflicts, Compensation and Nominating and Governance committees of Constellation Energy Partners LLC.

W. Randall Fowler was elected Executive Vice President and Chief Financial Officer of DEP GP and EPGP in August 2007. Mr. Fowler has served as a Director of DEP GP since October 2006 and EPE Holdings and EPGP since February 2006. Prior to his promotion to Executive Vice President and Chief Financial Officer of DEP GP in August 2007, Mr. Fowler served as a Senior Vice President and treasurer of DEP GP since October 2006. Mr. Fowler served as Senior Vice President and Treasurer of EPGP from February 2005 to August 2007. Mr. Fowler was elected President and Chief Executive Officer of EPCO in December 2007. Mr. Fowler, a certified public accountant (inactive), joined Enterprise Products Partners as Director of Investor Relations in January 1999 and held senior management positions within the EPCO group of companies from August 2000 to February 2005.

A.J. Teague was elected a Director of DEP GP and Chief Commercial Officer in July 2008. Mr. Teague joined the EPCO family of companies in connection with Enterprise Products Partners’ acquisition of certain midstream energy assets from affiliates of Shell Oil Company in 1999. Mr. Teague was elected an Executive Vice President of EPGP in November 1999. From 1998 to 1999, Mr. Teague served as President of Tejas Natural Gas Liquids, LLC, then an affiliate of Shell. From 1997 to 1998, he was President of Marketing and Trading for Mapco Inc.

Michael A. Creel was elected a Director of DEP GP in October 2006. From October 2006 to August 2007, Mr. Creel served as the Chief Financial Officer and an Executive Vice President of DEP GP. In August 2007, Mr. Creel resigned these positions with DEP GP and was appointed President and Chief Executive Officer of EPGP. Mr. Creel, a certified public accountant, has held various senior and executive management positions within the EPCO group of companies since November 1999. Apart from his current position as President and Chief Executive Officer of EPGP and a Director of DEP GP, Mr. Creel also serves as Chief Financial Officer of EPCO (since December 2007) and a Director of EPGP (since February 2006). Mr. Creel served as President, Chief Executive Officer and a Director of EPE Holdings from August 2005 through August 2007. Mr. Creel was elected a Director of Edge Petroleum Corporation, a publicly traded oil and natural gas exploration and production company, in October 2005.

Dr. Ralph S. Cunningham was elected a Director of DEP GP in August 2007. In addition to these duties, Dr. Cunningham has served as the President and Chief Executive Officer and a Director of EPE Holdings since August 2007 and a Director of EPGP since February 2006. He served as group Executive Vice President and Chief Operating Officer of EPGP from December 2005 to August 2007. Dr. Cunningham also served as a Director of EPGP from 1998 to March 2005 and as Chairman and a Director of TEPPCO GP from March 2005 to November 2005. Dr. Cunningham retired in 1997 from CITGO Petroleum Corporation, where he had served as President and Chief Executive Officer since 1995. Dr. Cunningham serves as a Director of Tetra Technologies, Inc. (a publicly traded energy services and chemical company), EnCana Corporation (a Canadian publicly traded independent oil and natural gas company) and Agrium, Inc. (a Canadian publicly traded agricultural chemicals company). He was a Director of EPCO from 1987 to 1997.

Larry J. Casey was elected a Director of DEP GP in October 2006. Mr. Casey has been a private investor managing real estate and personal investments since he retired in 1982 from a career in the energy industry. In 1974, Mr. Casey founded Xcel Products Company, a NGL and petrochemical trading company. Also in 1974, he founded Xral Underground Storage, the first privately-owned underground merchant storage facility for NGLs and specialty chemicals at Mont Belvieu, Texas. Mr. Casey sold these companies in 1982. Mr. Casey serves on our ACG Committee.

Joe D. Havens was elected a Director of DEP GP in October 2006. Mr. Havens has been an entrepreneur engaged in the energy, banking and real estate industries. Mr. Havens founded Enterprise Petroleum Company, Inc., the predecessor to EPCO, in 1968, and sold his interest in the successor entity and related businesses to Mr. Duncan in 1990. Mr. Havens has also served on the board of Directors of the First Commerce Bank of Corpus Christi, a private bank, since 1991, and currently serves as that board’s Chairman. Mr. Havens serves on our ACG Committee.

William A. Bruckmann, III was elected a Director of DEP GP in October 2006. Mr. Bruckmann has been self-employed as a consultant and private investor since April 2004. From September 2002 to April 2004, Mr. Bruckmann served as a financial advisor with UBS Securities, Inc. He is a former managing Director at

Chase Securities, Inc. and has more than 25 years of banking experience, starting with Manufacturers Hanover Trust Company, where he became a senior officer in 1985. Mr. Bruckmann later served as managing Director, sector head of Manufacturers Hanover’s gas pipeline and midstream energy practices through the acquisition of Manufacturers Hanover by Chemical Bank and the acquisition of Chemical Bank by Chase Bank. Mr. Bruckmann also served as a Director of Williams Energy Partners L.P. from May 2001 to June 2003. Mr. Bruckmann serves on our ACG Committee as its Chairman.

William Ordemann elected an Executive Vice President of DEP GP in August 2007. He was elected Chief Operating Officer and Executive Vice President of EPGP in August 2007. He served as a Senior Vice President of EPGP from September 2001 to August 2007 and one of its Vice Presidents from October 1999 to September 2001. Prior to joining Enterprise Products Partners, Mr. Ordemann held senior management positions at Shell Midstream Enterprises, LLC and Tejas Natural Gas Liquids, LLC, both of which were affiliates of Shell Oil Company.

Michael J. Knesek, a certified public accountant, was elected Senior Vice President, Principal Accounting Officer and Controller of DEP GP in October 2006. Mr. Knesek has been the Principal Accounting Officer and Controller of EPGP since August 2000 and of EPE Holdings since August 2005. He also serves as a Senior Vice President of EPGP (since February 2005) and EPE Holdings (since August 2005). He previously served as Vice President of EPGP from August 2000 to February 2005. Mr. Knesek has been the Controller and a Vice President of EPCO since 1990.

MATERIAL TAX CONSEQUENCES

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of units, please read “Material Tax Consequences” beginning on page 60 of the accompanying prospectus. You are urged to consult your own tax advisor about the federal, state, foreign and local tax consequences particular to your circumstances.

Ratio of Taxable Income to Distributions

We estimate that if you purchase a unit in this offering and hold the unit through the record date for the distribution with respect to the quarter ending December 31, 2011, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than 10% of the amount of cash distributed to you with respect to that period. This estimate is based upon many assumptions regarding our business and operations, including assumptions with respect to capital expenditures, cash flows and anticipated cash distributions. This estimate and our assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, this estimate is based on current tax law and tax reporting positions that we have adopted and with which the Internal Revenue Service might disagree. Accordingly, we cannot assure you that this estimate will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than our estimate, and any differences could materially affect the value of the units. For example, the percentage of taxable income relative to our distributions could be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make the current level of quarterly distributions on all units, yet we only distribute the current level of quarterly distributions on all units; or

•	we make a future offering of units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. Moreover, these rates are subject to change by new legislation at any time.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in our units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(l)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income (please read “Material Tax Consequences — Tax-Exempt Organizations and Other Investors”) by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our units should consider whether the entity’s purchase or ownership of such units would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase of units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations and the statutory provisions of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company;” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above IRAs, but does not include other employee benefit plans not subject to ERISA, such as governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

We are offering the common units described in this prospectus through the underwriters named below. UBS Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC are acting as joint book-running managers and representatives of the underwriters.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, which we will file as an exhibit to a Form 8-K following the pricing of this offering, each underwriter named below has agreed to purchase from us the number of common units set forth opposite the underwriter’s name.

Number of
Name of Underwriter	Common Units

UBS Securities LLC
Barclays Capital Inc.
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Raymond James & Associates, Inc.
RBC Capital Markets Corporation
SMH Capital Inc.
Deutsche Bank Securities Inc.

Total	8,000,000

The underwriting agreement provides that the underwriters’ obligations to purchase the common units depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the common units are purchased by the underwriters, all of the common units must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us and our affiliates to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to an aggregate of 1,200,000 additional common units at the offering price to the public less the underwriting discount set forth on the cover page of this prospectus supplement exercisable to cover over-allotments. Such option may be exercised in whole or in part at any time until 30 days after the date of this prospectus supplement. If this option is exercised, each underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional common units proportionate to the underwriter’s initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these common units to the underwriters.

Commissions and Expenses

The following table shows the underwriting fee to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-

allotment option. This underwriting fee is the difference between the offering price to the public and the amount the underwriters pay to us to purchase the common units.

Paid by Us
	No Exercise	Full Exercise

Per common unit	$	$
Total	$	$

We have been advised by the underwriters that the underwriters propose to offer the common units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers (who may include the underwriters) at this price to the public less a concession not in excess of $      per common unit. After the offering, the underwriters may change the offering price and other selling terms.

We estimate that total expenses of the offering, other than underwriting discounts and commissions, will be approximately $450,000. The underwriters have agreed to reimburse us for a portion of the estimated expenses in an amount equal to 0.25% of the gross proceeds of this offering (including any exercise of the underwriters’ over-allotment option).

Indemnification

We and certain of our affiliates have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities.

Lock-Up Agreements

We, certain of our affiliates and the directors and executive officers of our general partner have agreed that we and they will not, directly or indirectly, sell, offer, pledge or otherwise dispose of any common units or enter into any derivative transaction with similar effect as a sale of common units for a period of 60 days after the date of this prospectus supplement without the prior written consent of UBS Securities LLC. The restrictions described in this paragraph do not apply to:

•	the issuance and sale of common units by us to the underwriters pursuant to the underwriting agreement; or

•	the purchase and sale of common units pursuant to the common unit purchase agreement described under the heading “Common Unit Purchase Agreement.”

UBS Securities LLC may release the units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release units from lock-up agreements, the representatives will consider, among other factors, our unitholders’ reasons for requesting the release, the number of common units for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units they may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing common units in the open market.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

Listing

Our common units are traded on the New York Stock Exchange under the symbol “DEP.”

Affiliations/FINRA Rules

Some of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may currently, and may from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. Additionally, affiliates of UBS Securities LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc. and RBC Capital Markets Corporation are lenders under our revolving credit facility, and affiliates of UBS Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Wachovia Capital Markets, LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are lenders under our senior term loan.

Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the Conduct Rules of The National Association of Securities Dealers, Inc. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

It is our understanding that EPO may use a portion of the proceeds it receives from us pursuant to the common unit purchase agreement to repay amounts outstanding under its revolving credit facility. Affiliates of certain of the underwriters are lenders and agents under the revolving credit facility of EPO.

Electronic Distribution

A prospectus in electronic format may be made available by one or more of the underwriters or their affiliates. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. The representatives will allocate common units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriters to securities dealers who resell common units to online brokerage account holders.

Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

LEGAL MATTERS

Andrews Kurth LLP, Houston, Texas, will pass upon the validity of the common units being offered and certain federal income tax matters related to the common units. Certain legal matters with respect to the common units will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Duncan Energy Partners L.P. and subsidiaries (the “Company”) incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph indicating that the financial statements of the Company were prepared from the separate records maintained by Enterprise Products Partners L.P. or affiliates and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheet of DEP Holdings, LLC and subsidiaries as of December 31, 2008 incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K filed on March 12, 2009 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference. Such balance sheet has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, and other information with the Commission under the Exchange Act (Commission File No. 001-33266). You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Our filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002.

The Commission allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2008, as amended by the Annual Report on Form 10-K/A filed with the Commission on June 11, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as amended by the Quarterly Report on Form 10-Q/A filed with the Commission on June 11, 2009;

•	Current Reports on Form 8-K filed with the Commission on February 5, 2009, March 12, 2009, May 11, 2009 and June 15, 2009; and

•	The description of our common units contained in our registration statement on Form 8-A (File No. 001-33266) filed on January 24, 2007, and including any other amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, a copy of any and all of our filings with the Commission. You may request a copy of these filings by writing or telephoning us at:

Duncan Energy Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 381-6500

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and some of the documents we have incorporated herein and therein by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus supplement, the accompanying prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct.

Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	the effects of our debt level on our future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of our credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	our failure to successfully integrate our operations with assets or companies we acquire.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2008, which we filed with the Commission on March 2, 2009, and in our Quarterly Report on Form 10-Q filed on May 11, 2009.

APPENDIX A

GLOSSARY OF TERMS

Acadian Gas:  Acadian Gas, LLC.

basis differential:  The cost of transporting natural gas from Henry Hub to the destination point.

Bbls:  Barrels.

Bcf:  One billion cubic feet of natural gas.

Bcf/d:  One billion cubic feet of natural gas per day.

Btu:  British thermal units.

Bbtu/d:  One billion Btus per day.

condensate:  Similar to crude oil and produced in association with natural gas gathering and processing.

DEP GP:  DEP Holdings, LLC, which is our general partner.

DEP OLP:  DEP Operating Partnership, L.P., our wholly-owned subsidiary that conducts substantially all of our business.

Enterprise GC:  Enterprise GC, L.P.

Enterprise GP Holdings:  Enterprise GP Holdings L.P., a publicly traded partnership that owns the general partners of Enterprise Products Partners and TEPPCO.

Enterprise GTM:  Enterprise GTM Holdings L.P., a wholly owned subsidiary of EPO.

Enterprise Holding III:  Enterprise Holding III, LLC.

Enterprise Intrastate:  Enterprise Intrastate L.P.

Enterprise Products Partners:  Enterprise Products Partners L.P., a publicly traded partnership that owns our general partner, and its consolidated subsidiaries.

Enterprise Texas:  Enterprise Texas Pipeline LLC.

EPCO:  EPCO, Inc., an affiliate of our ultimate parent company.

EPE Holdings:  EPE Holdings, LLC, the general partner of Enterprise GP Holdings.

EPGP:  Enterprise Products GP, LLC, the general partner of Enterprise Products Partners.

EPO:  Enterprise Products Operating LLC, the operating company of Enterprise Products Partners, which has a controlling interest in our general partner and is a significant owner of our common units.

Evangeline:  Our equity method investment in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp.

feedstock:  A raw material required for an industrial process such as in petrochemical manufacturing.

FERC:  Federal Energy Regulatory Commission.

former owners:  Ownership by EPO of the DEP I Midstream Businesses and DEP II Midstream Businesses prior to the effective date of the related dropdown transactions.

fractionation:  The process of separating or refining NGLs into their component products by a process known as fractional distillation.

fractionator:  A processing unit that separates a mixed stream of NGLs into component products by fractionation.

A-1

GAAP:  Generally accepted accounting principles in the United States of America.

LCM:  Lower of average cost or market.

Lou-Tex Propylene:  Enterprise Lou-Tex Propylene Pipeline L.P.

MBbls/d:  One thousand barrels per day.

MBPD:  Thousand barrels per day.

MMBbls:  One million barrels.

MMBtu:  One million British thermal units.

MMBtu/d:  One million British thermal units per day.

MMcf:  One million cubic feet.

MMcf/d:  One million cubic feet per day.

Mont Belvieu Caverns:  Mont Belvieu Caverns, LLC.

NGLs:  Natural gas liquids which consist primarily of ethane, propane, isobutane, normal butane and natural gasoline. NGLs are used by the petrochemical or refining industries to produce plastics, motor gasoline and other industrial and consumer products and also are used as residential, agricultural and industrial fuels.

Our general partner:  DEP GP.

propylene:  A type of liquid hydrocarbon derived from oil or natural gas that is used to make polypropylene. Refinery-grade propylene (a mixture of propane and propylene) is separated into either polymer-grade propylene or chemical-grade propylene along with by-products of propane and mixed butane. Polymer-grade propylene can also be produced from chemical-grade propylene feedstock.

Sabine Propylene:  Sabine Propylene Pipeline L.P.

South Texas NGL:  South Texas NGL Pipelines, LLC.

TEPPCO:  TEPPCO Partners, L.P., publicly traded partnership whose general partner is owned by Enterprise GP Holdings, and its consolidated subsidiaries.

TEPPCO GP:  Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO.

throughput:  The volume of natural gas or NGLs transported or passing through a pipeline, plant, terminal or other facility in an economically meaningful period of time.

All of the aforementioned entities are affiliates under common control of Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.

A-2

PROSPECTUS

$1,000,000,000

DUNCAN ENERGY PARTNERS L.P.
Common Units Representing Limited Partner Interests
Debt Securities

DEP OPERATING PARTNERSHIP, L.P.
Debt Securities

The following securities may be offered under this prospectus:

•	Common units representing limited partner interests in Duncan Energy Partners L.P.;

•	Debt securities of Duncan Energy Partners L.P.; and

•	Debt securities of DEP Operating Partnership, L.P.

The securities will have a maximum aggregate offering price of $1,000,000,000. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.

You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common units are traded on the New York Stock Exchange (“NYSE”) under the symbol “DEP.”

Investing in these securities involves a high degree of risk. Limited partnerships are inherently different from corporations. For a discussion of the factors you should consider before deciding to purchase these securities, please see “Risk Factors,” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 19, 2008.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

i

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell up to an aggregate of $1,000,000,000 of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries herein are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

SIGNIFICANT RELATIONSHIPS REFERENCED IN THIS PROSPECTUS

Duncan Energy Partners L.P. did not own any assets prior to February 5, 2007, which was the date we completed our initial public offering of common units. The historical business and operations of Duncan Energy Partners L.P. prior to February 1, 2007 are referred to as “Duncan Energy Partners Predecessor.” As used in this prospectus, references to “we,” “us,” “our,” “the Partnership” or “Duncan Energy” are intended to mean the business and operations of Duncan Energy Partners L.P. and its consolidated subsidiaries since February 5, 2007, and, unless the context requires otherwise, our operating partnership, DEP Operating Partnership, L.P. When used in a historical context (i.e. prior to February 5, 2007), these terms are intended to mean the combined business and operations of Duncan Energy Partners Predecessor.

References to “DEP Holdings” mean DEP Holdings, LLC, which is our general partner.

References to “DEP Operating Partnership” mean DEP Operating Partnership, L.P., which is a wholly owned subsidiary of Duncan Energy that conducts substantially all of our business.

References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., which owns Enterprise Products Operating LLC.

References to “EPO” mean Enterprise Products Operating LLC, which has a controlling interest in the Partnership’s general partner and is a significant owner of the partnership’s common units.

References to “Enterprise GP Holdings” mean Enterprise GP Holdings L.P., which owns Enterprise Products GP, LLC.

References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.

References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded Delaware limited partnership, which is an affiliate of ours.

References to “TEPPCO GP” mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO and owned by a private company subsidiary of EPCO.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities.

All of the aforementioned entities are affiliates and under common control of Dan L. Duncan, the Chairman and controlling shareholder of EPCO.

ABOUT DUNCAN ENERGY PARTNERS L.P.

Duncan Energy Partners L.P. is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “DEP.” We were formed by EPO in September 2006 to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO. On February 5, 2007, we completed our initial public offering of 14,950,000 common units (including an overallotment amount of 1,950,000 common units) at a price of $21.00 per unit, which generated net proceeds to us of $290.5 million. As consideration for assets contributed and reimbursement for capital expenditures related to these assets, we distributed $260.6 million of these net proceeds to EPO along with $198.9 million in borrowings under our credit facility and a final amount of 5,351,571 of our common units (after giving the effect to the redemption of 1,950,000 common units).

We are owned 98% by our limited partners and 2% by our general partner, DEP Holdings, which is a wholly owned subsidiary of EPO. DEP Holdings is responsible for managing all of our operations and activities. EPCO provides all employees and certain administrative services for us.

Our principle executive offices are located at 1100 Louisiana, 10th Floor, Houston, Texas 77002. Our telephone number is (713) 381-6500 and our website is www.deplp.com.

We are engaged in the business of gathering, transporting, marketing and storing natural gas and transporting and storing natural gas liquids (“NGLs”) and petrochemicals. Prior to completion of our initial public offering on February 5, 2007, our subsidiaries were wholly owned by EPO. Our subsidiaries will continue to be a part of Enterprise Products Partners’ integrated network of midstream energy assets, or value chain, that includes natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminalling; crude oil transportation; and offshore production platform services.

ABOUT THE GUARANTORS

Duncan Energy will unconditionally guarantee such series of debt securities of DEP Operating Partnership offered by this prospectus, as set forth in a related prospectus supplement. If a series of debt securities of Duncan Energy is guaranteed, DEP Operating Partnership will unconditionally guarantee such series of debt securities of Duncan Energy offered by this prospectus, as set forth in a related prospectus supplement. As used in this prospectus, the term “guarantor” means, Duncan Energy in its role as guarantor of the debt securities of DEP Operating Partnership or DEP Operating Partnership in its role as guarantor of the debt securities of Duncan Energy.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the following risk factors and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of the following risks actually were to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Inherent in Our Business

Changes in demand for and production of hydrocarbon products may materially adversely affect our results of operations, cash flows and financial condition.

We operate predominantly in the midstream energy sector that includes transporting and storing natural gas, NGLs and propylene. As such, our results of operations, cash flows and financial condition may be materially adversely affected by changes in the prices of these hydrocarbon products and by changes in the relative price levels among these hydrocarbon products. Changes in prices and changes in the relative price levels may impact demand for hydrocarbon products, which in turn may impact production and volumes transported by us and related transportation and storage handling fees. We may also incur price risk to the extent counterparties do not perform in connection with our marketing of natural gas, NGLs and propylene.

In the past, the prices of natural gas have been extremely volatile, and we expect this volatility to continue. The NYMEX daily settlement price for natural gas for the prompt month contract in 2005 ranged from a high of $15.38 per MMBtu to a low of $5.79 per MMBtu. In 2006, the same index ranged from a high of $10.63 per MMBtu to a low of $4.20 per MMBtu. In 2007, the NYMEX daily settlement price for natural gas ranged from a high of $8.64 per MMBtu to a low of $5.38 per MMBtu.

Generally, the prices of natural gas, NGLs and other hydrocarbon products are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors that are impossible to control. These factors include:

•	the level of domestic production and consumer product demand;

•	the availability of imported natural gas;

•	actions taken by foreign natural gas producing nations;

•	the availability of transportation systems with adequate capacity;

•	the availability of competitive fuels;

•	fluctuating and seasonal demand for natural gas and NGLs;

•	the impact of conservation efforts;

•	the extent of governmental regulation and taxation of production; and

•	the overall economic environment.

We are indirectly exposed to natural gas and NGL commodity price risk. An increase in natural gas prices or a decrease in NGL prices could result in a decrease in the volume of NGLs fractionated by EPO’s Shoup and Armstrong fractionators, which would result in a decrease in gross operating margin for the DEP South Texas NGL Pipeline.

A decrease in demand for natural gas, NGL products or petrochemical products by the petrochemical, refining or heating industries could materially adversely affect our results of operations, cash flows and financial position.

A decrease in demand for natural gas, NGL products or petrochemical products by the petrochemical, refining or heating industries, whether because of a general downturn in economic conditions, reduced demand by consumers for the end products made with products we transport, increased competition from petroleum-based products due to pricing differences, adverse weather conditions, increased government regulations affecting prices and production levels of natural gas or other reasons, could materially adversely affect our results of operations, cash flows and financial position. For example:

•	Ethane. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. If natural gas prices increase significantly in relation to NGL product prices or if the demand for ethylene falls (and, therefore, the demand for ethane by NGL producers falls), it may be more profitable for natural gas producers to leave the ethane in the natural gas stream to be burned as fuel than to extract the ethane from the mixed NGL stream for sale as an ethylene feedstock.

•	Propylene. Propylene is sold to petrochemical companies for a variety of uses, principally for the production of polypropylene. Propylene is subject to rapid and material price fluctuations. Any downturn in the domestic or international economy could cause reduced demand for, and an oversupply of propylene, which could cause a reduction in the volumes of propylene that we transport.

Any decrease in supplies of natural gas could adversely affect our business and operating results. Our success depends on our ability to obtain access to new sources of natural gas from both domestic production and LNG terminals, which sources are dependent on factors beyond our control.

We cannot give any assurance regarding the gas production industry’s ability to find new sources of domestic supply. Production from existing wells and gas supply basins connected to our pipelines will naturally decline over time, which means our cash flows associated with the gathering or transportation of gas from these wells and basins will also decline over time. The amount of natural gas reserves underlying these wells may also be less than we anticipate, and the rate at which production from these reserves declines may be greater than we anticipate. Accordingly, to maintain or increase throughput levels on our pipelines, we must continually obtain access to new supplies of natural gas. The primary factors affecting our ability to obtain new sources of natural gas to our pipelines include:

•	the level of successful drilling activity near our pipelines;

•	our ability to compete for these supplies;

•	our ability to connect our pipelines to the suppliers;

•	the successful completion of new liquefied natural gas (“LNG”) facilities near our pipelines; and

•	our gas quality requirements.

The level of drilling activity is dependent on economic and business factors beyond our control. The primary factor that impacts drilling decisions is the price of oil and natural gas. These commodity prices reached record levels during 2005, but current prices have declined in recent months. A sustained decline in natural gas prices could result in a decrease in exploration and development activities in the fields served by our pipelines, which would lead to reduced throughput levels on our pipelines. Other factors that impact production decisions include producers’ capital budget limitations, the ability of producers to obtain necessary drilling and other governmental permits, the availability and cost of drilling rigs and other drilling equipment, and regulatory changes. Because of these factors, even if new natural gas reserves were discovered in areas served by our pipelines, producers may choose not to develop those reserves or may connect them to different pipelines.

Imported LNG is expected to be a significant component of future natural gas supply to the United States. Much of this increase in LNG supplies is expected to be imported through new LNG facilities to be developed over the next decade. Twelve LNG projects have been approved by the Federal Energy Regulatory Commission (“FERC”) to be constructed in the Gulf Coast region and an additional two LNG projects have been proposed for the region. We cannot predict which, if any, of these projects will be constructed. If a significant number of these new projects fail to be developed with their announced capacity, or there are significant delays in such development, or if they are built in locations where they are not connected to our systems, or they do not influence sources of supply on our systems, we may not realize expected increases in future natural gas supply available for transportation through our systems.

If we are not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing supply basins, or if the expected increase in natural gas supply through imported LNG is not realized, throughput on our pipelines would decline which could have a material adverse effect on our financial condition, results of operations and ability to make distributions to our unitholders.

In accordance with industry practice, we do not obtain independent evaluations of natural gas and NGL reserves dedicated to our pipeline systems, including our DEP South Texas NGL Pipeline System. Accordingly, volumes of natural gas gathered on our pipeline systems in the future could be less than we anticipate, which could adversely affect our cash flow and our ability to make cash distributions to unitholders.

In accordance with industry practice, we do not obtain independent evaluations of natural gas reserves connected to our pipeline systems due to the unwillingness of producers to provide reserve information as well as the cost of such evaluations. Accordingly, we do not have estimates of total reserves dedicated to our systems (or to processing and fractionation facilities such as those serving EPO in South Texas) or the anticipated lives of such reserves. If the total reserves or estimated lives of the reserves connected to our pipeline systems, particularly in South Texas, is less than we anticipate and we are unable to secure additional sources of natural gas or NGLs, then the volumes of NGLs transported gathered on our DEP South Texas NGL Pipeline System; natural gas gathered on our Acadian Gas System and other pipeline systems in the future could be less than we anticipate. A decline in the volumes of natural gas or NGLs gathered on our pipeline systems could have an adverse effect on our business, results of operations, financial condition and our ability to make cash distributions to our unitholders.

We face competition from third parties in our midstream energy businesses.

Even if reserves exist in the areas accessed by our facilities and are ultimately produced, we may not be chosen by the producers in these areas to gather, transport, market, store or otherwise handle the hydrocarbons that are produced. We compete with others, including producers of oil and natural gas, for any such production on the basis of many factors, including but not limited to:

•	geographic proximity to the production;

•	costs of connection;

•	available capacity;

•	rates; and

•	access to markets.

Our debt level may limit our flexibility to obtain additional financing and pursue other business opportunities.

As of December 31, 2007, we had $200.0 million of indebtedness outstanding under our credit agreement and the ability to borrow up to an additional $100.0 million, subject to certain conditions and limitations, under the credit agreement. Our significant level of indebtedness could have important consequences to us, including:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	covenants contained in our existing and future credit and debt arrangements require us to meet certain financial tests that may affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	we may need a substantial portion of our cash flow to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operation, future business opportunities and distributions to unitholders; and

•	our debt level may make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which may be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we may be forced to take actions such as reducing distributions, reducing or delaying business activities, acquisition, investments or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We may not be able to affect any of these remedies on satisfactory terms or at all.

Increases in interest rates could materially adversely affect our business, results of operations, cash flows and financial condition.

We have significant exposure to increases in interest rates. As of December 31, 2007, we effectively had $25.0 million of consolidated variable-rate debt. As a result, our results of operations, cash flows and financial condition could be adversely affected by significant increases in interest rates.

An increase in interest rates may also cause a corresponding decline in demand for equity investments, in general, and in particular for yield-based equity investments such as our common units. Any such reduction in demand for our common units resulting from other more attractive investment opportunities may cause the trading price of our common units to decline.

We may not be able to fully execute our growth strategy if we encounter illiquid capital markets or increased competition for investment opportunities.

Our strategy contemplates growth through the development and acquisition of a wide range of midstream and other energy infrastructure assets while maintaining a strong balance sheet. This strategy includes constructing and acquiring additional assets and businesses to enhance our ability to compete effectively and diversifying our asset portfolio, thereby providing more stable cash flow. We regularly consider and enter into discussions regarding, and are currently contemplating and/or pursuing, potential joint ventures, stand alone projects or other transactions that we believe may present opportunities to realize synergies, expand our role in the energy infrastructure business and increase our market position.

We will require substantial new capital to finance the future development and acquisition of assets and businesses. Any limitations on our access to capital may impair our ability to execute this strategy. If the cost of such capital becomes too expensive, our ability to develop or acquire accretive assets will be limited. We may not be able to raise the necessary funds on satisfactory terms, if at all. The primary factors that influence our initial cost of equity include market conditions, fees we pay to underwriters and other offering costs, which include amounts we pay for legal and accounting services. The primary factors influencing our cost of borrowing include interest rates, credit spreads, covenants, underwriting or loan origination fees and similar charges we pay to lenders.

In addition, we are experiencing increased competition for the types of assets and businesses we would likely be interested in purchasing or acquiring. Increased competition for a limited pool of assets could result in our losing to other bidders more often or acquiring assets at less attractive prices. Either occurrence would limit our ability to fully execute our growth strategy. Our inability to execute our growth strategy may materially adversely affect our ability to maintain or pay higher distributions in the future.

Our revolving credit facility contains operating and financial restrictions, including covenants and restrictions that may be affected by events beyond our control, that may limit our business and financing activities.

The operating and financial restrictions and covenants in our credit agreement and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, our credit agreement may restrict or limit our ability to:

•	make distributions if any default or event of default occurs;

•	incur additional indebtedness or guarantee other indebtedness;

•	grant liens or make certain negative pledges;

•	make certain loans or investments;

•	make any material change to the nature of our business, including consolidations, liquidations and dissolutions; or

•	enter into a merger, consolidation, sale and leaseback transaction or sale of assets.

Our ability to comply with the covenants and restrictions contained in our credit agreement may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we violate any of the restrictions, covenants, ratios or tests in our credit agreement, a significant portion of our indebtedness may become immediately due and payable, and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these accelerated payments.

Restrictions in our revolving credit facility could limit our ability to make distributions upon the occurrence of certain events.

Our payment of principal and interest on our debt will reduce cash available for distributions on our common units. Furthermore, our credit agreement could limit our ability to make distributions upon the occurrence of the following events, among others:

•	failure to pay any principal, interest, fees, expenses or other amounts when due;

•	failure of any representation or warranty to be true and correct in any material respect;

•	failure to perform or otherwise comply with the covenants in the credit agreement;

•	failure to pay any other material debt;

•	a bankruptcy or insolvency event involving us, our general partner or any of our subsidiaries;

•	the entry of, and failure to pay, one or more adverse judgments in excess of a specified amount against which enforcement proceedings are brought or that are not stayed pending appeal;

•	a change in control of us;

•	a judgment default or a default under any material agreement if such default could have a material adverse effect on us; and

•	the occurrence of certain events with respect to employee benefit plans subject to ERISA.

Any subsequent refinancing of our current debt or any new debt could have similar or more restrictive provisions.

Our pipeline integrity program may impose significant costs and liabilities on us.

The U.S. Department of Transportation issued final rules (effective March 2001 with respect to hazardous liquid pipelines and February 2004 with respect to natural gas pipelines) requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rules refer to as “high consequence areas.” The final rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002. At this time, we cannot predict the ultimate costs of compliance with this rule because those costs will depend on the number and extent of any repairs found to be necessary as a result of the pipeline integrity testing that is required by the rule. We will continue our pipeline integrity testing programs to assess and maintain the integrity of our pipelines. The results of these tests could cause us to incur significant and unanticipated capital and operating expenditures for repairs or upgrades deemed necessary to ensure the continued safe and reliable operation of our pipelines.

Our growth strategy may adversely affect our results of operations if we do not successfully integrate the businesses that we acquire or if we substantially increase our indebtedness and contingent liabilities to make acquisitions.

Our growth strategy includes making accretive acquisitions. As a result, from time to time, we will evaluate and acquire assets and businesses that we believe complement our existing operations. We may be unable to integrate successfully businesses we acquire in the future. We may incur substantial expenses or encounter delays or other problems in connection with our growth strategy that could negatively impact our results of operations, cash flows and financial condition. Moreover, acquisitions and business expansions involve numerous risks, including but not limited to:

•	difficulties in the assimilation of the operations, technologies, services and products of the acquired companies or business segments;

•	establishing the internal controls and procedures that we are required to maintain under the Sarbanes-Oxley Act of 2002;

•	managing relationships with new joint venture partners with whom we have not previously partnered;

•	inefficiencies and complexities that can arise because of unfamiliarity with new assets and the businesses associated with them, including with their markets; and

•	diversion of the attention of management and other personnel from day-to-day business to the development or acquisition of new businesses and other business opportunities.

If consummated, any acquisition or investment would also likely result in the incurrence of indebtedness and contingent liabilities and an increase in interest expense and depreciation, depletion and amortization expenses. As a result, our capitalization and results of operations may change significantly following an acquisition. A substantial increase in our indebtedness and contingent liabilities could have a material adverse effect on our results of operations, cash flows and financial condition. In addition, any anticipated benefits of material acquisition, such as expected cost savings, may not be fully realized, if at all.

Because our general partner does not own incentive distribution rights in our distributions, we may elect to acquire or build energy infrastructure assets that have a lower expected return on investment than a similarly situated publicly traded energy partnership whose partner owns incentive distribution rights.

Duncan Energy was formed in part to support the growth objectives of EPO. EPO, the owner of our general partner, elected to forgo incentive distribution rights with respect to our distributions for the purpose of reducing our expected long-term cost of equity capital. This should allow us to acquire or build energy infrastructure assets with lower expected returns on investment that should still be accretive on a per unit basis. Such expected returns on investment may not be considered economically viable by other similarly situated publicly traded partnerships whose general partner owns incentive distribution rights, including Enterprise Products Partners. In addition, we may elect to participate in capital projects with Enterprise Products Partners and/or TEPPCO, whereby our expected return on investment may be lower than that of Enterprise Products Partners and/or TEPPCO, yet is still ultimately expected to be accretive on a per unit basis for our common units. Should the returns and cash flow from operations from such acquisitions or capital projects not materialize as expected, we may not be able to support our cash distribution rate at current levels or increase our cash distribution rate to partners in the future.

We may not be able to make acquisitions or to make acquisitions on economically acceptable terms, which may limit our ability to grow.

We are limited in our ability to make acquisitions by our business opportunity agreements with EPO and Enterprise GP Holdings. These agreements entitle them to take business opportunities for the benefit of themselves before allowing us to take them. In addition, our ability to grow depends, in part, on our ability to make acquisitions that result in an increase in the cash generated from operations per unit. If we are unable to make these accretive acquisitions either because we are (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth and ability to maintain and increase over time distributions will be limited.

Acquisitions that appear to be accretive may nevertheless reduce our cash from operations on a per unit basis.

Even if we make acquisitions that we believe will be accretive, these acquisitions may nevertheless reduce our cash from operations on a per unit basis. Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about volumes, revenues and costs, including synergies;

•	an inability to integrate successfully the businesses we acquire;

•	a decrease in our liquidity as a result of our using a significant portion of our available cash or borrowing capacity to finance the acquisition;

•	a significant increase in our interest expense or financial leverage if we incur additional debt to finance the acquisition;

•	the assumption of unknown liabilities for which we are not indemnified or for which our indemnity is inadequate;

•	an inability to hire, train or retain qualified personnel to manage and operate our growing business and assets;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the overall costs of equity or debt;

•	the diversion of management’s and employees’ attention from other business concerns;

•	unforeseen difficulties operating in new product areas or new geographic areas; and

•	customer or key employee losses at the acquired businesses.

If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and our unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

We depend in large part on EPO and the continued success of its business as we operate our assets as part of their value chain, and adverse changes in its related businesses may reduce our revenue, earnings or cash available for distribution.

We have entered into a number of material contracts with EPO and its subsidiaries relating to transportation and storage services and leases. Our cash flows and financial condition depend in large part on the continued success of EPO as we operate our assets as part of its value chain. For example, our DEP South Texas NGL Pipeline System revenues depend solely on the volumes processed at the South Texas facilities owned by EPO. EPO has no obligation to produce any volumes at these facilities. If anticipated volumes are not processed by EPO at these facilities, our estimated revenues on this system will be reduced.

Any adverse changes in the business of EPO, due to market conditions, sales of assets or otherwise, or the failure of EPO to renew any of its material agreements with us, could reduce our revenue, earnings or cash available for distribution.

The credit and risk profile of our general partner and its owners could adversely affect our credit ratings and risk profile, which could increase our borrowing costs or hinder our ability to raise capital.

The credit and business risk profiles of a general partner or owners of a general partner may be factors in credit evaluations of a limited partnership by the nationally recognized debt rating agencies. This is because the general partner controls the business activities of the partnership, including its cash distribution policy and acquisition strategy and business risk profile. Another factor that may be considered is the financial condition of our general partner and its owners, including the degree of their financial leverage and their dependence on cash flow from the partnership to service their indebtedness.

If we were to seek a credit rating in the future, our credit rating may be adversely affected by the leverage of the owners of our general partner, as credit rating agencies may consider these entities’ leverage because of their ownership interest in and control of us, the strong operational links between them and their affiliates and us, and our reliance on EPO for a substantial percentage of our revenue. Any such adverse effect on our credit rating would increase our cost of borrowing or hinder our ability to raise money in the capital markets, which would impair our ability to grow our business and make distributions to unitholders.

Affiliates of EPCO and Enterprise Products Partners, the indirect owner of our general partner, have significant indebtedness outstanding and are dependent principally on the cash distributions from their limited partner interests in Enterprise Products Partners, Enterprise GP Holdings and TEPPCO to service such indebtedness. Any distributions by Enterprise Products Partners, Enterprise GP Holdings and TEPPCO to such entities will be made only after satisfying their then-current obligations to their creditors. Although we have taken certain steps in our organizational structure, financial reporting and contractual relationships to reflect the separateness of us and our general partner from the entities that control our general partner, and other entities controlled by EPCO, our credit ratings and business risk profile could be adversely affected if the ratings and risk profiles of EPCO or the entities that control our general partner were viewed as substantially lower or more risky than ours.

A natural disaster, catastrophe or other event could result in severe personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow and, accordingly, affect the market price of our common units.

Some of our operations involve risks of personal injury, property damage and environmental damage, which could curtail our operations and otherwise materially adversely affect our cash flow. For example, natural gas facilities operate at high pressures, sometimes in excess of 1,100 pounds per square inch. Pipelines may suffer inadvertent damage from construction, and farm and utility equipment. Virtually all of our operations are exposed to potential natural disasters, including hurricanes, tornadoes, storms and floods. The location of our assets and our customers’ assets in the Gulf Coast region makes them particularly vulnerable to hurricane risk.

If one or more facilities that we own or that deliver natural gas or other products to us are damaged by severe weather or any other disaster, accident, catastrophe or event, our operations could be significantly interrupted. Similar interruptions could result from damage to production or other facilities that supply our facilities or other stoppages arising from factors beyond our control. These interruptions might involve significant damage to people, property or the environment, and repairs might take from a week or less for a minor incident to six months or more for a major interruption. Any event that interrupts the revenues generated by our operations, or which causes us to make significant expenditures not covered by insurance, could reduce our cash available for paying distributions and, accordingly, adversely affect the market price of our common units.

EPCO maintains insurance coverage on behalf of us, although insurance will not cover many types of interruptions that might occur and will not cover amounts up to applicable deductibles. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. For example, changes in the insurance markets subsequent to the terrorist attacks on September 11, 2001 and the hurricanes in 2005 have made it more difficult for us to obtain certain types of coverage. As a result, EPCO may not be able to renew existing insurance policies on behalf of us or procure other desirable insurance on commercially reasonable terms, if at all. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur.

Our construction of new assets is subject to regulatory, environmental, political, legal and economic risks, which may result in delays, increased costs or decreased cash flows.

We cannot assure you that our construction projects will not be delayed due to government permits, weather conditions or other factors beyond our control. In addition, one of the ways we intend to grow our business is through the construction of new midstream energy assets. The construction of new assets involves numerous operational, regulatory, environmental, political and legal risks beyond our control and may require the expenditure of significant amounts of capital. These potential risks include, among other things, the following:

•	we may be unable to complete construction projects on schedule or at the budgeted cost due to the unavailability of required construction personnel or materials, accidents, weather conditions or an inability to obtain necessary permits;

•	we will not receive any material increases in revenues until the project is completed, even though we may have expended considerable funds during the construction phase, which may be prolonged;

•	we may construct facilities to capture anticipated future growth in production or demand in a region in which such growth does not materialize;

•	since we are not engaged in the exploration for and development of natural gas reserves, we may not have access to third-party estimates of reserves in an area prior to our constructing facilities in the area. As a result, we may construct facilities in an area where the reserves are materially lower than we anticipate;

•	where we do rely on third-party estimates of reserves in making a decision to construct facilities, these estimates may prove to be inaccurate because there are numerous uncertainties inherent in estimating reserves; and

•	we may be unable to obtain rights-of-way to construct additional pipelines or the cost to do so may be uneconomical.

The occurrence of any of these risks could adversely affect our ability to achieve growth in the level of our cash flows or realize benefits from expansion opportunities or construction projects.

Federal, state or local regulatory measures could materially affect our business, results of operations, cash flows and financial condition.

The Surface Transportation Board (“STB”) regulates transportation on interstate propylene pipelines. The current version of the ICA and its implementing regulations give the STB authority to regulate the rates we charge for service on the propylene pipelines and generally requires that our rates and practices be just and reasonable and nondiscriminatory. The rates we charge for movements on our propylene pipelines may be subject to challenge and any successful challenge to those rates could adversely affect our revenues. Our interstate propylene pipelines formerly were regulated by the FERC, and we cannot guarantee that the FERC will not reassert jurisdiction over those facilities in the future.

The intrastate natural gas pipeline transportation services we provide are subject to various Louisiana state laws and regulations that apply to the rates we charge and the terms and conditions of the services we offer. Although state regulation typically is less onerous than FERC regulation, the rates we charge and the provision of our services may be subject to challenge. In addition, the transportation and storage services furnished by our intrastate natural gas facilities on behalf of interstate natural gas pipelines or certain local distribution companies are regulated by the FERC pursuant to Section 311 of the NGPA. Pursuant to the NGPA, we are required to offer those services on an open and nondiscriminatory basis at a fair and equitable rate. Such FERC-regulated NGPA Section 311 rates also may be subject to challenge and successful challenges may adversely affect our revenues.

Although our natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938, FERC regulation still significantly affects our natural gas gathering business. In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. If the FERC does not continue this approach, it could have an adverse effect on the rates we are able to charge in the future. In addition, the distinction between FERC-regulated transmission service and federally unregulated gathering services is the subject of regular litigation, so, in such a circumstance, the classification and regulation of some of our gathering facilities may be subject to change based on future determinations by the FERC and the courts. Additional rules and legislation pertaining to these matters are considered and adopted from time to time. We cannot predict what effect, if any, such regulatory changes and legislation might have on our operations, but we could be required to incur additional capital expenditures.

Our partnership status may be a disadvantage to us in calculating our cost of service for rate-making purposes.

In May 2005, the FERC issued a policy statement permitting the inclusion of an income tax allowance in the cost of service-based rates of a pipeline organized as a tax pass-through partnership entity to reflect actual or potential income tax liability on public utility income, if the pipeline proves that the ultimate owner of its interests has an actual or potential income tax liability on such income. The policy statement also provides that whether a pipeline’s owners have such actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis. In August 2005, the FERC also dismissed requests for rehearing of its new policy statement. On December 16, 2005, the FERC issued its first significant case-specific review of the income tax allowance issue in another company’s rate case. The FERC reaffirmed its new income tax allowance policy and directed the subject pipeline to provide certain evidence necessary for the pipeline to determine its income tax allowance. The new tax allowance policy and the December 16 order was appealed to the United States Court of Appeals for the District of Columbia Circuit. On May 29, 2007, the Court of Appeals issued its order upholding the FERC policy providing an income tax allowance for any “actual or potential income tax liability” incurred by the respective partners of a limited partnership and the application of the policy in the case before the Court.

Environmental costs and liabilities and changing environmental regulation could materially affect our results of operations, cash flows and financial condition.

Our operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health and safety, waste management and chemical and petroleum products.

Governmental authorities have the power to enforce compliance with applicable regulations and permits and to subject violators to civil and criminal penalties, including substantial fines, injunctions or both. Certain environmental laws, including CERCLA and analogous state laws and regulations, impose strict, joint and several liability for costs required to cleanup and restore sites where hazardous substances or hydrocarbons have been disposed or otherwise released. Moreover, third parties, including neighboring landowners, may also have the right to pursue legal actions to enforce compliance or to recover for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or other waste products into the environment.

We will make expenditures in connection with environmental matters as part of normal capital expenditure programs. However, future environmental law developments, such as stricter laws, regulations, permits or enforcement policies, could significantly increase some costs of our operations, including the handling, manufacture, use, emission or disposal of substances and wastes.

We are subject to strict regulations at many of our facilities regarding employee safety, and failure to comply with these regulations could adversely affect our ability to make distributions to our unitholders.

The workplaces associated with our pipelines are subject to the requirements of OSHA and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities and local residents. The failure to comply with OSHA requirements or general industry standards, keep adequate records or monitor occupational exposure to regulated substances could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our unitholders.

We depend on EPO and certain other key customers for a significant portion of our revenues. The loss of any of these key customers could result in a decline in our revenues and cash available to make distributions to our unitholders.

We rely on a limited number of customers for a significant portion of revenues. For the year ended December 31, 2007 and 2006, EPO and its affiliates accounted for approximately 31% and 13% of our total consolidated revenues, respectively. In addition, several of our assets also rely on only one or two customers for the asset’s cash flow. For example, the only shipper on our DEP South Texas NGL Pipeline System is EPO; there are only two customers on our Lou-Tex Propylene Pipeline; there is only one customer on our Sabine Propylene Pipeline; and there is only one shipper on the pipeline held by Evangeline. In order for new customers to use these pipelines, we or the new shippers would be required to construct interim pipeline connections.

We may be unable to negotiate extensions or replacements of these contracts and those with other key customers on favorable terms. The loss of all or even a portion of the contracted volumes of these customers, as a result of competition, creditworthiness or otherwise, could have a material adverse effect on our financial condition, results of operations and ability to make distributions to our unitholders, unless we are able to contract for comparable volumes from other customers at favorable rates.

We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders.

We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could reduce our ability to make distributions to our unitholders. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks. We generally do not require collateral for our accounts receivable. If we fail to adequately assess the creditworthiness of existing or future customers, unanticipated deterioration in their creditworthiness and any resulting increase in nonpayment or nonperformance by them could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

We depend on the leadership and involvement of Dan L. Duncan and other key personnel for the success of our and our subsidiaries’ businesses.

We depend on the leadership, involvement and services of Dan L. Duncan, the founder of EPCO and the Chairman of our general partner. Mr. Duncan has been integral to the success of EPO and the success of EPCO, and will be integral to our success, due in part to his ability to identify and develop business opportunities, make strategic decisions and attract and retain key personnel. The loss of his leadership and involvement or the services of key members of our senior management team could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Successful development of LNG import terminals outside our areas of operations could reduce the demand for our services.

Development of new, or expansion of existing, LNG facilities outside our areas of operations could reduce the need for customers to transport natural gas from supply basins connected to our pipelines. This could reduce the amount of gas transported by our pipelines for delivery off-system to other intrastate or interstate pipelines serving these customers. If we are not able to replace these volumes with volumes to other markets or other regions, throughput on our pipelines would decline which could have a material adverse effect on our financial condition, results of operations and ability to make distributions to our unitholders.

We do not own all of the land on which our pipelines and facilities are located, which could disrupt our operations.

We do not own all of the land on which our pipelines and facilities are located, and we are therefore subject to the risk of increased costs to maintain necessary land use. We obtain the rights to construct and operate certain of our pipelines and related facilities on land owned by third parties and governmental agencies for a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, or increased costs to renew such rights, could have a material adverse effect on our business, results of operations, financial condition and ability to make distributions to our unitholders.

Mergers among our customers or competitors could result in lower volumes being shipped on our pipelines, thereby reducing the amount of cash we generate.

Mergers among our existing customers or competitors could provide strong economic incentives for the combined entities to utilize systems other than ours and we could experience difficulty in replacing lost volumes and revenues. Because most of our operating costs are fixed, a reduction in volumes would result in not only a reduction of revenues, but also a decline in net income and cash flow of a similar magnitude, which would reduce our ability to meet our financial obligations and make distributions to our unitholders.

Because of our lack of asset and geographic diversification, adverse developments in our pipeline operations would reduce our ability to make distributions to our unitholders.

We rely on the revenues generated from our pipelines and related assets. Furthermore, our assets are concentrated in Texas and Louisiana. Due to our lack of diversification in asset type and location, an adverse development in our business or our operating areas would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets and operating areas.

Terrorist attacks aimed at our facilities or our customers’ facilities could adversely affect our business, results of operations, cash flows and financial condition.

Since the September 11, 2001 terrorist attacks on the United States, the United States government has issued warnings that energy assets, including our nation’s pipeline infrastructure, may be the future target of terrorist organizations. Any terrorist attack on our facilities or pipelines or those of our customers could have a material adverse effect on our business.

Risks Inherent in an Investment in Us

Enterprise Products Partners and its affiliates, EPO and EPCO and its affiliates may compete with us, and business opportunities may be directed by contract to those affiliates prior to us under the administrative services agreement.

Our partnership agreement does not prohibit Enterprise Products Partners and its affiliates, EPO and EPCO and their affiliates, other than our general partner, from owning and operating natural gas and NGL pipelines and storage assets or engaging in businesses that otherwise compete directly or indirectly with us. In addition, Enterprise Products Partners, EPO and EPCO may acquire, construct or dispose of additional midstream energy or other natural gas assets in the future, without any obligation to offer us the opportunity to purchase or construct any of these assets.

Under the amended and restated administrative services agreement we entered into at the closing of our initial public offering, if any business opportunity, other than a business opportunity to acquire general partner interests and other related equity securities in a publicly traded partnership, is presented to EPCO and its affiliates, us and our general partner, EPO, Enterprise Products Partners and its general partner, or Enterprise GP Holdings and its general partner, then EPO will have the first right to pursue such opportunity for itself or, in its sole discretion, to affirmatively direct the opportunity to us. If EPO abandons the business opportunity for itself or for us, then Enterprise GP Holdings will have the second right to pursue such opportunity. If any business opportunity to acquire general partner interests and other related equity securities in a publicly traded partnership is presented, then Enterprise GP Holdings will have the right to pursue such opportunity before EPO is given the opportunity to pursue it for itself or to direct it to us. Accordingly, we are limited by contract in our ability to take certain business opportunities for our partnership.

Our general partner and its affiliates own a controlling interest in us and have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to your detriment.

As of December 31, 2007, EPO owns indirectly a 2% general partner interest and directly approximately 26.4% of our outstanding common units and owns and controls our general partner, which controls us. Although our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage it and our general partner in a manner beneficial to Enterprise Products Partners and its affiliates. Furthermore, certain directors and officers of our general partner may be directors or officers of affiliates of our general partner. Conflicts of interest may arise between Enterprise Products Partners and its affiliates, including our general partner, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These potential conflicts include, among others, the following situations:

•	Enterprise Products Partners, EPCO and their affiliates may engage in substantial competition with us on the terms set forth in an amended and restated administrative services agreement.

•	Neither our partnership agreement nor any other agreement requires EPCO, Enterprise Products Partners, Enterprise GP Holdings and TEPPCO or their affiliates (other than our general partner) to pursue a business strategy that favors us. Directors and officers of EPCO and the general partners of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO and their affiliates have a fiduciary duty to make decisions in the best interest of their shareholders or unitholders, which may be contrary to our interests.

•	Our general partner is allowed to take into account the interests of parties other than us, such as EPCO, Enterprise Products Partners, Enterprise GP Holdings and TEPPCO and their affiliates, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

•	Some of the officers of EPCO who provide services to us also may devote significant time to the business of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO, and will be compensated by EPCO for such services.

•	Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duty. By purchasing common units, unitholders will be deemed to have consented to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable law.

•	Our general partner determines the amount and timing of asset purchases and sales, operating expenditures, capital expenditures, borrowings, repayments of indebtedness, issuances of additional partnership securities and cash reserves, each of which can affect the amount of cash that is available for distribution to our unitholders.

•	Our general partner determines which costs, including allocated overhead, incurred by it and its affiliates are reimbursable by us.

•	EPO or TEPPCO may propose to contribute additional assets to us and, in making such proposal, the directors of those entities have a fiduciary duty to their unitholders and not to our unitholders.

•	Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

•	Our general partner intends to limit its liability regarding our contractual obligations.

•	Our general partner may exercise its rights to call and purchase all of our common units if, at any time, it and its affiliates own 80% or more of the outstanding common units.

•	Our general partner controls the enforcement of obligations owed to us by it and its affiliates, including the administrative services agreement.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

We may be limited in our ability to consummate transactions, including acquisitions with affiliates of our general partner.

We will have inherent conflicts of interest with affiliates of our general partner, including Enterprise Products Partners and TEPPCO. These conflicts may cause the Audit, Conflicts and Governance Committees of these entities not to approve, or unitholders of these entities to dispute, any transactions that may be proposed or consummated between or among us and these affiliates. This may inhibit or prevent us from consummating transactions, including acquisitions, with them.

EPCO’s employees may be subjected to conflicts in managing our business and the allocation of time and compensation costs between our business and the business of EPCO and its other affiliates.

We have no officers or employees and rely solely on officers of our general partner and employees of EPCO. Certain of our officers are also officers of EPCO and other affiliates of EPCO. These relationships may create conflicts of interest regarding corporate opportunities and other matters, and the resolution of any such conflicts may not always be in our or our unitholders’ best interests. In addition, these overlapping officers allocate their time among us, EPCO and other affiliates of EPCO. These officers face potential conflicts regarding the allocation of their time, which may adversely affect our business, results of operations and financial condition.

We have entered into an administrative services agreement that governs business opportunities among entities controlled by EPCO, which includes us and our general partner, Enterprise GP Holdings and its general partner, Enterprise Products Partners and its general partner and TEPPCO and its general partner.

We do not have an independent compensation committee, and aspects of the compensation of our executive officers and other key employees, including base salary, are not reviewed or approved by our independent directors. The determination of executive officer and key employee compensation could involve conflicts of interest resulting in economically unfavorable arrangements for us.

An affiliate of EPO has the power to appoint and remove our directors and management.

Because EPO owns 100% of DEP Holdings, it has the ability to elect all the members of the board of directors of our general partner. Our general partner has control over all decisions related to our operations. Furthermore, the goals and objectives of EPO relating to us may not be consistent with those of a majority of the public unitholders.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates own 80% or more of our outstanding common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of:

•	the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and

•	the highest price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed.

As a result, our unitholders may be required to sell their common units at a price that is less than the initial offering price or, because of the manner in which the purchase price is determined, at a price less than the then current market price of our common units. In addition, this call right may be exercised at an otherwise undesirable time or price and unitholders may not receive any return on their investment. Our unitholders may also incur a tax liability upon a sale of their common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units or other equity securities and exercising its call right. If our general partner exercised its call right, the effect would be to take us private and, if our common units were subsequently deregistered, we might no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As of February 1, 2008, affiliates of Enterprise Products Partners, which owns our general partner, owned approximately 26.4% of our outstanding common units.

Our partnership agreement limits our general partner’s fiduciary duties to unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•	permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its rights to vote or transfer our common units it owns, its registration rights and the determination of whether to consent to any merger or consolidation of the partnership, or amendment to the partnership agreement;

•	provides in the absence of bad faith by the Audit, Conflicts and Governance Committee or our general partner, the resolution, action or terms made, taken or provided in connection with a potential conflict of interest transaction will be conclusive and binding on all persons (including all partners) and will not constitute a breach of the partnership agreement or any standard of care or duty imposed by law;

•	provides the general partner shall not be liable to the partnership or any partner for its good faith reliance on the provisions of the partnership agreement to the extent it has duties, including fiduciary duties, and liabilities at law or in equity;

•	generally provides that affiliate transactions and resolutions of conflicts of interest not approved by the audit and conflicts committee of the board of directors of our general partner must be on terms no less favorable to us than those generally provided to or available from unrelated third parties or be “fair and reasonable” to us;

•	provides that it shall be presumed that the resolution of any conflicts of interest by our general partner or the audit, conflicts and governance committee was not made in bad faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

By purchasing a common unit, a unitholder will become bound by the provisions of our partnership agreement, including the provisions described above.

Unitholders have limited voting rights and are not entitled to elect our general partner or its directors, which could lower the trading price of our common units.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right to elect our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner, including the independent directors, is chosen entirely by its owners and not by the unitholders. Furthermore, even if our unitholders were dissatisfied with the performance of our general partner, they will, practically speaking, have a limited ability to remove our general partner. As a result of these limitations, the price at which our common units trade could be diminished because of the absence or reduction of a control premium in the trading price.

The vote of the holders of at least 66 2/3% of all outstanding common units is required to remove our general partner. Enterprise Products Partners and its affiliates currently own approximately 26.4% of our outstanding common units.

We may issue additional units without our unitholders’ approval, which would dilute our unitholders’ ownership interests.

At any time, we may issue an unlimited number of limited partner interests of any type without the approval of our unitholders. Our partnership agreement does not give unitholders the right to approve our issuance of equity securities ranking junior to our common units at any time. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to our common units. The issuance by us of additional common units or other equity securities will have the following effects:

•	the ownership interest of unitholders immediately prior to the issuance will decrease;

•	the amount of cash available for distributions on each common unit may decrease;

•	the relative voting strength of each previously outstanding common unit may be diminished;

•	the ratio of taxable income to distributions may increase; and

•	the market price of our common units may decline.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any common units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter. Our partnership agreement also contains provisions limiting the ability of common unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting common unitholders’ ability to influence the manner or direction of management.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make distributions to our unitholders.

We are a partnership holding company and our operating subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets, other than the ownership interests, in our subsidiaries and joint ventures. As a result, our ability to make distributions to our unitholders depends on the performance of our subsidiaries and joint ventures and their ability to distribute funds to us. The ability of our subsidiaries and joint ventures to make distributions to us may be restricted by, among other things, the provisions of existing and future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations, including FERC policies. For example, all cash flows from Evangeline are currently used to service its debt.

Affiliates of Enterprise Products Partners currently own a 34% minority equity interest in all of our operating subsidiaries and have a right of first refusal to acquire these subsidiaries or their material assets if we desire to sell them, other than inventory and other assets sold in the ordinary course of business. These rights may adversely affect our ability to dispose of these assets. In addition, our ownership interest in Mont Belvieu Caverns may be diluted, and the cash flow from our NGL & Petrochemical Storage Services segment may be reduced, if we do not contribute our proportionate share of certain future costs to fund expansion projects at Mont Belvieu Caverns.

We do not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.

Unlike a corporation, our partnership agreement requires us to make quarterly distributions to our unitholders of all available cash reduced by any amounts of reserves for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our common units and other limited partner interests may decrease in direct correlation with decreases in the amount we distribute per common unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue more equity to recapitalize.

Cost reimbursements to EPCO and its affiliates will reduce cash available for distribution to our unitholders.

Prior to making any distribution on our common units, we will reimburse EPCO and its affiliates for all expenses they incur on our behalf, including allocated overhead. These amounts will include all costs incurred in managing and operating us, including costs for rendering administrative staff and support services to us, and overhead allocated to us by EPCO. The payment of these amounts, including allocated overhead, to EPCO and its affiliates could adversely affect our ability to make distributions to our unitholders. EPCO has sole discretion to determine the amount of these expenses. In addition, EPCO and its affiliates may provide other services to us for which we will be charged fees as determined by EPCO.

Unitholders may not have limited liability if a court finds that unitholder action constitutes control of our business.

The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some of the states in which we do business. Unitholders could have unlimited liability for our obligations if a court or government agency determined that:

•	we were conducting business in a state, but had not complied with that particular state’s partnership statute; or

•	unitholders’ right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constituted “control” of our business.

Unitholders may have liability to repay distributions.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted. Delaware law provides that for a period of three years from the date of an impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to such purchaser of common units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

Our general partner’s interest in us and the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of DEP Holdings or EPO to transfer their equity interests in our general partner or our general partner to a third party. The new equity owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and to influence the decisions taken by the board of directors and officers of our general partner.

Tax Risks to Common Unitholders

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation or if we were to become subject to a material amount of entity-level taxation for state tax purposes, then our cash distributions to our unitholders would be substantially reduced.

The anticipated after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service (“IRS”) on this matter.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to our unitholders could generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits could flow through to unitholders. Because a tax could be imposed upon us as a corporation, our cash available for distribution to our common unitholders could be substantially reduced. Thus, treatment of us as a corporation could result in a material reduction in the after-tax return to our common unitholders, likely causing a substantial reduction in the value of our common units.

Current law may change, causing us to be treated as a corporation for federal income tax purposes or otherwise subjecting us to a material amount of entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states (including Texas) are evaluating ways to enhance state-tax collections. For example, our operating subsidiaries are subject to a newly revised Texas franchise tax (the “Revised Texas Franchise Tax”) on the portion of their revenue that is generated in Texas beginning for tax reports due on or after January 1, 2008. Specifically, the Revised Texas Franchise Tax is imposed at a maximum effective rate of 0.7% of the operating subsidiaries’ gross revenue that is apportioned to Texas. If any additional state were to impose an entity-level tax upon us or our operating subsidiaries, the cash available for distribution to our common unitholders could be reduced.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes that is not taxable as a corporation, or Qualifying Income Exception, affect or cause us to change our business activities, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in our common units. For example, in response to certain recent developments, members of Congress are considering substantive changes to the definition of qualifying income under Section 7704(d) of the Internal Revenue Code. It is possible that these legislative efforts could result in changes to the existing U.S. tax laws that affect publicly traded partnerships, including us. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be applied retroactively. We are unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

We prorate our items of income, gain, loss and deduction between transferors and transferees of the common units each month based upon the ownership of the units on the first day of each month, instead of on the basis of the date a particular unit is transferred.

We prorate our items of income, gain, loss and deduction between transferors and transferees of the common units each month based upon the ownership of the units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to challenge this method or new Treasury regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for our common units, and the costs of any contests will be borne by our unitholders and our general partner.

The IRS may adopt positions that differ from the positions we take, even positions taken with advice of counsel. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which our common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne indirectly by our unitholders and our general partner.

Even if our common unitholders do not receive any cash distributions from us, they will be required to pay taxes on their share of our taxable income.

Common unitholders will be required to pay federal income taxes and, in some cases, state and local income taxes on their share of our taxable income whether or not they receive any cash distributions from us. Our common unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability resulting from their share of our taxable income.

Tax gain or loss on the disposition of our common units could be different than expected.

If a common unitholder sells common units, the unitholder will recognize a gain or loss equal to the difference between the amount realized and the unitholder’s tax basis in those common units. Prior distributions to a unitholder in excess of the total net taxable income a unitholder is allocated by us, which decreases the unitholder’s tax basis in a common unit, will, in effect, become taxable income to the unitholder if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price the unitholder receives is less than the unitholder’s original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to a unitholder.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as individual retirement accounts (known as IRAs), other retirement plans and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to unitholders who are organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could result in a decrease in the value of our common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury regulations. A successful IRS challenge to those positions could decrease the amount of tax benefits available to a common unitholder. It also could affect the timing of these tax benefits or the amount of gain from a sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to the common unitholder’s tax returns.

Our common unitholders will likely be subject to state and local taxes and return filing requirements in states where they do not live as a result of an investment in our common units.

In addition to federal income taxes, our common unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. Our common unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, they may be subject to penalties for failure to comply with those requirements. We own property or conduct business in Louisiana and Texas. We may own property or conduct business in other states or foreign countries in the future. It is the responsibility of the common unitholders to file all United States federal, state and local tax returns.

The sale or exchange of 50% or more of our capital and profits interests during a twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income.

Risks Related to Debt Securities

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own substantially all of our operating assets. We have no significant assets other than the membership interests and the other equity interests in our subsidiaries. As a result, our ability to make required payments on our debt securities depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our credit facility and applicable state limited liability company and partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of our debt securities, or to repurchase our debt securities upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of our debt securities. We cannot assure you that we would be able to refinance our debt securities.

If we issue unsecured debt securities, your right to receive payments on the debt securities will be unsecured and will be effectively subordinated to our existing and future secured indebtedness and to indebtedness of any of our subsidiaries who do not guarantee the debt securities.

Any unsecured debt securities, including any guarantees, issued by Duncan Energy or DEP Operating Partnership will be effectively subordinated to the claims of our secured creditors. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of Duncan Energy or DEP Operating Partnership, secured creditors would generally have the right to be paid in full before any distribution is made to the holders of the unsecured debt securities. Furthermore, if Duncan Energy or DEP Operating Partnership does not guarantee the unsecured securities, these debt securities will be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of Duncan Energy or DEP Operating Partnership. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to the issuer of the unsecured debt securities or the holders of the unsecured debt securities.

We do not have the same flexibility as other types of organizations to accumulate cash which may limit cash available to service our debt securities or to repay them at maturity.

Subject to the limitations on restricted payments contained in the indenture governing our debt securities and in our credit facility and other agreements, we distribute all of our “available cash” each quarter to our holders of common units. “Available cash” is defined in our partnership agreement, and it generally means, for each fiscal quarter, all cash on hand at the end of the quarter:

•	less the amount of cash reserves established by the general partner:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our future credit needs);

•	comply with applicable law, any of our debt instruments or other agreement; or

•	provide funds for distributions to our unitholders and our general partner for any one or more of the next four quarters.

As a result, we do not accumulate significant amounts of cash and thus do not have the same flexibility as corporations or other entities that do not pay dividends or have complete flexibility regarding the amounts they will distribute to their equity holders. The timing and amount of our distributions could significantly reduce the cash available to pay the principal, premium (if any) and interest on our debt securities. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries as it determines are necessary or appropriate.

Although our payment obligations to our unitholders will be subordinate to our payment obligations to holders of our debt securities, the value of our units will decrease in correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

A guarantee by Duncan Energy or DEP Operating Partnership could be deemed a fraudulent conveyance under certain circumstances, and a court may try to subordinate or void such guarantee.

Under United States bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee by Duncan Energy or DEP Operating Partnership can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on existing debts as they become absolute and mature; or

•	it could not pay its debts as they became due.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

Some of the information contained in or incorporated by reference in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent annual report on Form 10-K and, to the extent applicable, our quarterly reports on Form 10-Q and any prospectus supplement. The risk factors and other factors noted in this prospectus or incorporated by reference herein could cause our actual results to differ materially from those contained in any forward-looking statement. Investors are cautioned that certain statements contained in or incorporated by reference in this prospectus as well as some statements in periodic press releases and some oral statements made by our officials and our subsidiaries during presentations about us, are “forward-looking” statements. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those anticipated or projected.

Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, we expect to use the net proceeds from the sale of securities for general partnership purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The actual application of proceeds we receive from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following tables presents our ratio of earnings to fixed charges for Duncan Energy and our combined predecessors for the years ended December 31, 2007, 2006, 2005, 2004 and 2003.

			Duncan Energy
	Duncan Energy		Partners
	Partners		Predecessor
	for the Eleven		for the One
	Months Ended		Month Ended
	December 31,		January 31,
	2007		2007

Consolidated income	$19,232		$5,035
Add: Parent interest in income of subsidiaries	19,973		—
Provision for income taxes	307		—
Less: Equity in (income) loss of unconsolidated affiliate	(157)		(25)

Consolidated pre-tax income before parent interest in income of subsidiaries and equity earnings from unconsolidated affiliate	39,355		5,010
Add: Fixed charges	12,328		21
Amortization of capitalized interest	590		—

Subtotal	52,273		5,031
Less: Interest capitalized	(2,600)		—
Parent interest in income of subsidiaries	(19,973)		—

Total earnings	$29,700		$5,031

Fixed charges:
Interest expense	$9,279		$—
Capitalized interest	2,600		—
Interest portion of rental expense	449		21

Total	$12,328		$21

Ratio of earnings to fixed charges	2.41	x	239.57	x

	Duncan Energy Partners Predecessor
	for the Years Ended December 31,
	2006		2005		2004		2003

Consolidated income	$55,337		$39,087		$58,124		$52,454
Add: Provision for income taxes	21		—		—		—
Less: Equity in (income) loss of unconsolidated affiliate	(958)		(331)		(231)		(131)

Consolidated pre-tax income before equity earnings from unconsolidated affiliate	54,400		38,756		57,893		52,323
Add: Fixed charges	420		405		378		390

Total earnings	$54,820		$39,161		$58,271		$52,713

Fixed charges:
Interest portion of rental expense	$420		$405		$378		$390

Total	$420		$405		$378		$390

Ratio of earnings to fixed charges	130.52	x	96.69	x	154.16	x	135.16	x

These computations take into account our consolidated operations and the distributed income from our equity method investee. For purposes of these calculations, “earnings” is the amount resulting from adding and subtracting the following items:

Add the following, as applicable:

•	consolidated pre-tax income before parent interest in income of subsidiaries and income or loss from our equity investee;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of our equity investee; and

•	our share of pre-tax losses of our equity investee for which charges arising from guarantees are included in fixed charges.

From the subtotal of the added items, subtract the following, as applicable:

•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	parent interest in income of subsidiaries in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expenses; and preference dividend requirements of consolidated subsidiaries.

Duncan Energy Partners Predecessor’s ratio is significantly higher because the predecessor companies did not have any interest expense, capitalized interest, or parent interest in income of subsidiaries expense.

DESCRIPTION OF COMMON UNITS

Our common units represent limited partner interests in us that entitle the holders thereof to participate in our cash distributions and to exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of units and our general partner in and to partnership distributions, please read “How We Make Cash Distributions.” For a general discussion of the expected federal income tax consequences of owning and disposing of common units, please read “Material Tax Consequences.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Under our partnership agreement, we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by our general partner in its sole discretion.

Our common units are listed for trading on the NYSE under the symbol “DEP.”

Transfer of Units

By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a common unitholder with respect to the units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our units:

•	becomes the record holder of the units;

•	represents that the transferee has the capacity, power and authority to enter into and become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	grants powers of attorney to the officers of our general partner and any liquidator of our partnership as signified in our partnership agreement;

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and our initial public offering.

An assignee will become a limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Transfer Agent and Registrar

Our transfer agent and registrar for the common units is Mellon Investor Services LLC.

DESCRIPTION OF DEBT SECURITIES

Duncan Energy may issue senior debt securities under an indenture between Duncan Energy, as issuer, DEP Operating Partnership, as the guarantor, if applicable, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the “Duncan Energy senior indenture.” Duncan Energy may also issue subordinated debt securities under an indenture to be entered into among Duncan Energy, DEP Operating Partnership, as the guarantor, if applicable, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the “Duncan Energy subordinated indenture.”

DEP Operating Partnership may issue senior debt securities under an indenture among DEP Operating Partnership, as issuer, Duncan Energy, as the guarantor, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the “DEP Operating Partnership senior indenture.” DEP Operating Partnership may also issue subordinated debt securities under an indenture to be entered into among DEP Operating Partnership, Duncan Energy, as the guarantor, and a trustee that we will name in the related prospectus supplement. We refer to this indenture as the “DEP Operating Partnership subordinated indenture.”

We refer to the Duncan Energy senior indenture, the DEP Operating Partnership senior indenture, the Duncan Energy subordinated indenture and the DEP Operating Partnership subordinated indenture collectively as the “indentures.” The debt securities will be governed by the provisions of the related indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. A form of senior indenture for Duncan Energy and DEP Operating Partnership and a form of subordinated indenture for Duncan Energy and DEP Operating Partnership have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Unless the context otherwise requires, references in this “Description of the Debt Securities” to “we,” “us” and “our” mean Duncan Energy and DEP Operating Partnership and references herein to an “indenture” refer to the particular indenture under which we issue a series of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

Provisions Applicable to Each Indenture

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

A substantial portion of our assets are held by our operating subsidiaries. With respect to these assets, holders of senior debt securities that are not guaranteed by our operating subsidiaries and holders of subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred unitholders, except to the extent that Duncan Energy or DEP Operating Partnership itself may be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, coupon or global form.

Guarantees by Duncan Energy or DEP Operating Partnership

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any Duncan Energy or DEP Operating Partnership, payment of the principal, premium, if any, and interest on those senior debt securities will be unconditionally guaranteed on an unsecured, unsubordinated basis by such subsidiary or subsidiaries. The guarantee of senior debt securities will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such subsidiary or subsidiaries.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by Duncan Energy or DEP Operating Partnership, payment of the principal, premium, if any, and interest on those subordinated debt securities will be unconditionally guaranteed on an unsecured, subordinated basis by Duncan Energy or DEP Operating Partnership. The guarantee of the subordinated debt securities will be subordinated in right of payment to all of Duncan Energy or DEP Operating Partnership’s existing and future senior indebtedness (as defined in the related prospectus supplement), including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior indebtedness (as defined in the related prospectus supplement). See “— Subordination” below.

The obligations of Duncan Energy or DEP Operating Partnership under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Covenants

Under the indentures, we:

•	will pay the principal of, interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee at the end of each fiscal year reviewing our obligations under the indentures;

•	will preserve our limited liability company existence; and

•	will deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

•	either: (a) Duncan Energy or DEP Operating Partnership is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than Duncan Energy or DEP Operating Partnership) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than Duncan Energy or DEP Operating Partnership) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the obligations of Duncan Energy or DEP Operating Partnership under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee;

•	we or the successor will not immediately be in default under such indenture; and

•	we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation or merger complies with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

As used in the indenture and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

“Event of default,” when used in the indentures, with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Duncan Energy or DEP Operating Partnership by the trustee or to Duncan Energy or DEP Operating Partnership and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in whose performance or whose breach is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 180 days after there has been given, by registered or certified mail, to Duncan Energy or DEP Operating Partnership by the trustee or to Duncan Energy or DEP Operating Partnership and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) Duncan Energy or DEP Operating Partnership, pursuant to or within the meaning of any bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against Duncan Energy or DEP Operating Partnership in an involuntary case, (ii) appoints a custodian of Duncan Energy or DEP Operating Partnership or for all or substantially all of its property, or (iii) orders the liquidation of Duncan Energy or DEP Operating Partnership ; and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a specified percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or the guarantees by Duncan Energy or DEP Operating Partnership may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, or change any place of payment where, or the coin or currency in which, any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences) provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the sections related to matters addressed in items (1) through (15) of this caption, “— Amendments and Waivers,” immediately below, (ii) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (iii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in this section of such indenture, or the deletion of this proviso in such indenture, in accordance with the requirements of such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as supplemented by any supplemental indenture); or

(6) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of debt securities, Duncan Energy or DEP Operating Partnership, the guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another Person to Duncan Energy or DEP Operating Partnership and the assumption by any such successor of the covenants of Duncan Energy or DEP Operating Partnership therein and, to the extent applicable, to the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to the covenants of Duncan Energy or DEP Operating Partnership such further covenants, restrictions, conditions or provisions as Duncan Energy or DEP Operating Partnership shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power therein conferred upon Duncan Energy or DEP Operating Partnership and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein; provided, that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision was intended to be a verbatim recreation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, Duncan Energy or DEP Operating Partnership is required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that Duncan Energy or DEP Operating Partnership may, at its option and at any time, elect to have all of its obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below;

(2) Duncan Energy or DEP Operating Partnership’s obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Duncan Energy or DEP Operating Partnership’s and each guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, Duncan Energy or DEP Operating Partnership may, at its option and at any time, elect to have the obligations of Duncan Energy or DEP Operating Partnership released with respect to certain provisions of each indenture, including certain provisions set forth in any supplemental indenture thereto (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a default or event of default. In the event Covenant Defeasance occurs in accordance with the applicable indenture, the events of default described under clauses (3) and (4) under the caption “— Events of Default”, in each case, will no longer constitute an event of default thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Duncan Energy or DEP Operating Partnership must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Duncan Energy or DEP Operating Partnership must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, Duncan Energy or DEP Operating Partnership has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Duncan Energy or DEP Operating Partnership has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Duncan Energy or DEP Operating Partnership has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Duncan Energy or DEP Operating Partnership or any guarantor is a party or by which Duncan Energy or DEP Operating Partnership or any guarantor is bound;

(6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which Duncan Energy or DEP Operating Partnership or any of its subsidiaries is a party or by which Duncan Energy or DEP Operating Partnership or any of its subsidiaries is bound;

(7) Duncan Energy or DEP Operating Partnership must deliver to the trustee an officers’ certificate stating that the deposit was not made by Duncan Energy or DEP Operating Partnership with the intent of preferring the holders of debt securities over the other creditors of Duncan Energy or DEP Operating Partnership with the intent of defeating, hindering, delaying or defrauding creditors of Duncan Energy or DEP Operating Partnership or others;

(8) Duncan Energy or DEP Operating Partnership must deliver to the trustee an officers’ certificate, stating that all conditions precedent set forth in clauses (1) through (7) of this paragraph have been complied with; and

(9) Duncan Energy or DEP Operating Partnership must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by Duncan Energy or DEP Operating Partnership and thereafter repaid to Duncan Energy or DEP Operating Partnership or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Duncan Energy or DEP Operating Partnership, and Duncan Energy or DEP Operating Partnership or the guarantors have irrevocably deposited or caused to be deposited with the trustee funds or U.S. government obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, on and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from Duncan Energy or DEP Operating Partnership irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) Duncan Energy or DEP Operating Partnership or the guarantors have paid all other sums then due and payable under such indenture by Duncan Energy or DEP Operating Partnership; and

(3) Duncan Energy or DEP Operating Partnership has delivered to the trustee an officers’ certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Officers, Employees, Partners, Members and Unitholders

No director, manager, officer, employee, incorporator, partner, member or unitholder of Duncan Energy or DEP Operating Partnership or any guarantor, as such, shall have any liability for any obligations of Duncan Energy or DEP Operating Partnership or the guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, upon Duncan Energy or DEP Operating Partnership’s issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. Duncan Energy or DEP Operating Partnership may change the paying agent or registrar without prior notice to the holders of the debt securities, and Duncan Energy or DEP Operating Partnership may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Duncan Energy or DEP Operating Partnership may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. Duncan Energy or DEP Operating Partnership is not required to transfer or exchange any debt security selected for redemption. In addition, Duncan Energy or DEP Operating Partnership is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of principal of, premium, if any, and interest on, subordinated debt securities and any other payment obligations of Duncan Energy or DEP Operating Partnership in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

Duncan Energy or DEP Operating Partnership also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from the trust described under “— Legal Defeasance and Covenant Defeasance,” if

•	a default in the payment of all or any portion of the obligations on any senior debt (“payment default”) occurs, or

•	any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “Payment Blockage Notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any designated senior debt has been accelerated or a bankruptcy event of default has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

The subordinated indenture also requires that we promptly notify holders of senior debt if payment of subordinated debt securities is accelerated because of an event of default.

Upon any payment or distribution of assets or securities of Duncan Energy or DEP Operating Partnership, in connection with any dissolution or winding up or total or partial liquidation or reorganization of Duncan Energy or DEP Operating Partnership, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by Duncan Energy or DEP Operating Partnership on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, Duncan Energy or DEP Operating Partnership on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture), in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of assets or securities for Duncan Energy or DEP Operating Partnership, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled shall be made by Duncan Energy or DEP Operating Partnership or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of Duncan Energy or DEP Operating Partnership or a marshalling of assets or liabilities of Duncan Energy or DEP Operating Partnership, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

Information Concerning the Trustee

A banking or financial institution will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Duncan Energy or DEP Operating Partnership may issue guarantees of debt securities that we offer in any prospectus supplement. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are conditional or unconditional;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

HOW WE MAKE CASH DISTRIBUTIONS

Following is a description of the relative rights and preferences of holders of our common units in and to cash distributions. The information presented in this section assumes that our general partner continues to make capital contributions to Duncan Energy in order to maintain its 2% general partner interest in Duncan Energy.

Distributions of Available Cash

General

Within approximately 45 days after the end of each quarter, commencing with the quarter ending on March 31, 2007, we have been and will continue to distribute all of our available cash to unitholders of record on the applicable record date. We will distribute 98% of our available cash to our common unitholders, pro rata, and 2% to our general partner. Unlike many publicly traded limited partnerships, our general partner is not entitled to any incentive distributions, and we do not have any subordinated units.

Definition of Available Cash

Available cash is defined in our partnership agreement and generally means, with respect to any fiscal quarter, all cash and cash equivalents on the date of determination of available cash for such quarter:

•	less the amount of cash reserves established by the general partner:

•	provide for the proper conduct of our business (including reserves for future capital expenditures and for our future credit needs);

•	comply with applicable law or any debt instrument or other agreement; or

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters.

Distributions of Cash upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and the liquidator in the order of priority provided in our partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to our unitholders and our general partner in accordance with their respective capital account balances as so adjusted.

Manner of Adjustments for Gain

The manner of the adjustment is set forth in our partnership agreement. Upon our liquidation, we will allocate any net gain (or unrealized gain attributable to assets distributed in kind to our partners) as follows:

•	first, to our general partner and the holders of our common units having negative balances in their capital accounts to the extent of and in proportion to such negative balances; and

•	thereafter, 98% to all of our unitholders, pro rata, and 2% to our general partner.

Manner of Adjustments for Losses

Upon our liquidation, any loss will generally be allocated to our general partner and our unitholders as follows:

•	first, 98% to the holders of our common units in proportion to the positive balances in their respective capital accounts and 2% to our general partner, until the capital accounts of our unitholders have been reduced to zero; and

•	thereafter, 100% to our general partner.

Adjustments to Capital Accounts

In addition, interim adjustments to capital accounts will be made at the time we issue additional partnership interests or make distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to our unitholders and our general partner in the same manner as gain or loss is allocated upon liquidation.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “How We Make Cash Distributions;”

•	with regard to fiduciary duties of our general partner, please read “Conflicts of Interest, Business Opportunity Agreements and Fiduciary Duties;”

•	with regard to rights of holders of common units, please read “Description of Common Units;” and

•	with regard to allocations of taxable income and other matters, please read “Material Tax Consequences.”

Organization and Duration

We were organized on September 29, 2006 and have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that our general partner shall not cause us to engage, directly or indirectly in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. Affiliates of our general partner generally will not be obligated to present to us or our general partner any business opportunities unless and until the business opportunities have been rejected by other publicly traded affiliates of our general partner, including Enterprise GP Holdings and Enterprise Products Partners.

Power of Attorney

Each limited partner, and each person who acquires a common unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “— Amendments to Our Partnership Agreement.”

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, please read “How We Make Cash Distributions.”

Capital Contributions

Common unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 2% general partner interest if we issue additional units. Our general partner’s 2% interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 2% general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its 2% general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If in the future, by our ownership in an operating company or otherwise, it is determined that we conduct business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. In voting their common units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional common units or other equity interests	No approval right.

Amendment of our partnership agreement	Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of holders of a majority of our outstanding common units. Please read “— Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Holders of a majority of our outstanding common units in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Holders of a majority of our outstanding common units. Please read “— Termination or Dissolution.”

Reconstitution of our partnership upon dissolution	Holders of a majority of our outstanding common units. Please read “— Termination or Dissolution.”

Withdrawal of our general partner	Under most circumstances, the approval of holders of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to December 31, 2016 in a manner that would cause a dissolution of our partnership. Please read “— Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Holders of not less than 66 2/3% of the outstanding common units, including common units held by our general partner and its affiliates. Please read “— Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of holders of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2016. Please read “— Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “— Transfer of Ownership Interests in Our General Partner.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that may be senior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional common units or other partnership securities, our general partner will be entitled, but will not be required, to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in us. If the general partner does not make additional capital contributions to maintain its 2% general partner interest in us, its interest will be decreased to its pro rata portion of its relative capital account. Please read “— Liquidation and Distribution of Proceeds.” Our general partner and its affiliates have the right, which they may from time to time assign in whole or in part to any of their affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their limited partner percentage interests in us that existed immediately prior to the issuance. Our general partner and its affiliates currently own approximately 26.4% of our outstanding common units. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by holders of a majority of our outstanding common units.

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless approved by holders of at least a majority of the type or class of limited partner interests so affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding common units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that our general partner determines to be necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us or our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) an amendment that the general partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities;

(6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8) any amendment that our general partner determines to be necessary or appropriate for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9) a change in our fiscal year or taxable year and related changes;

(10) certain mergers or conveyances set forth in our partnership agreement; and

(11) any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or if our general partner determines that those amendments:

(1) do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which our general partner deems to be in the partnership’s best interest and the best interest of our limited partners;

(4) are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

(5) are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in us or our subsidiaries being treated as an entity for federal income tax purposes in connection with any of the amendments described under “— Amendments to Our Partnership Agreement — No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding common units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of holders of a majority of our outstanding common units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner, without the approval of our unitholders, may convert us into a new limited liability entity or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the election of our general partner to dissolve us, if approved by a majority of the members of our general partner’s audit and conflicts committee and the holders of a majority of our outstanding common units;

(2) there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3) the entry of a decree of judicial dissolution of our partnership; or

(4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4) above, the holders of a majority of our outstanding common units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing a successor general partner an entity approved by the holders of a majority of our outstanding common units, excluding those common units held by our general partner and its affiliates, subject to receipt by us of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	we would not be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in their respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause undue loss to our partners, our general partner may distribute assets in kind to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2016 without obtaining the approval of a majority of the members of our audit and conflicts committee and holders of a majority of our outstanding common units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by (i) a majority of the audit and conflicts committee of our general partner and (ii) holders of not less than 66 2/3% of our outstanding common units, including common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and common units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. Any removal of this kind is also subject to the approval of a successor general partner by a majority of our outstanding common units, including those held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding common units by our general partner and its affiliates would give it the practical ability to prevent its removal. Affiliates of our general partner currently own approximately 26.4% of the outstanding common units.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the departing general partner’s departure, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner (other than an individual); or

•	another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another entity prior to December 31, 2016 without the approval of holders of a majority of the common units outstanding, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and it affiliates may at any time transfer common units to one or more persons without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, EPO may sell or transfer all or part of its ownership interest in our general partner without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of common units, that person or group loses voting rights on all of its common units. This loss of voting rights does not apply to any person or group that acquires the common units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the common units with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time our general partner and its affiliates hold 80% or more of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units.”

Affiliates of our general partner own approximately 5,351,571 common units representing approximately 26.4% of our outstanding common units.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of common units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by non-citizen assignees will be voted by our general partner and our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other common units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of common units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding common units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the common units, in which case the quorum will be the greater percentage.

Each record holder of a common unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the common units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his common units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, subject to certain limitations expressly provided in our partnership agreement, from and against all losses, claims, damages or similar events:

(1) our general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of our general partner or any departing general partner;

(4) any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above;

(5) any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

(6) any person designated by our general partner.

This indemnification is required unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these indemnitees acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Resolution of Conflicts of Interest

As discussed elsewhere in this prospectus, our partnership agreement provides contractual procedures for the resolution of certain conflicts of interest that are binding on all partners and modifies certain fiduciary duties otherwise applicable under Delaware law.

Unless otherwise expressly provided in our partnership agreement, whenever a potential conflict of interest exists or arises between our general partner or any of its affiliates, on the one hand, and us, any of our subsidiaries or any partner, on the other hand, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest shall be permitted and deemed approved by all partners, and shall not constitute a breach of our partnership agreement or of any agreement contemplated thereby, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is or, by operation of the partnership agreement is deemed to be, fair and reasonable to us; provided that, any conflict of interest and any resolution of such conflict of interest shall be, or be deemed to be, fair and reasonable to us if such conflict of interest or resolution is (i) approved by “Special Approval” (i.e., by a majority of the members of the Audit and Conflicts Committee), or (ii) on terms no less favorable to us than those generally being provided to or available from unrelated third parties. The Audit and Conflicts Committee (in connection with Special Approval) shall be authorized in connection with its resolution of any conflict of interest to consider (i) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (ii) the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us); (iii) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (iv) any applicable generally accepted accounting or engineering practices or principles; (v) the relative cost of capital of the parties and the consequent rates of return to the equity holders of the party; and (vi) such additional factors as the Audit and Conflicts Committee determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in the partnership agreement, however, is intended to nor shall it be construed to require the Audit and Conflicts Committee to consider the interests of any person other than the Partnership. In the absence of bad faith by the Audit and Conflicts Committee or our general partner, the resolution, action or terms so made, taken or provided (including granting Special Approval) by the Audit and Conflicts Committee or our general partner with respect to such matter shall be conclusive and binding on all persons (including all partners) and shall not constitute a breach of the partnership agreement, or any other agreement contemplated thereby, or a breach of any standard of care or duty imposed in the partnership agreement or under the Delaware Revised Uniform Limited Partnership Act or any other law, rule or regulation. It shall be presumed that the resolution, action or terms made, taken or provided by the Audit and Conflicts Committee or our general partner was not made, taken or provided in bad faith, and in any proceeding brought by any limited partner or by or on behalf of such limited partner or any other limited partner or us challenging such resolution, action or terms, the person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

Whenever our general partner makes a determination or takes or declines to take any other action, or any of its affiliates causes it to do so, in its capacity as our general partner as opposed to in its individual capacity, whether under our partnership agreement, or any other agreement contemplated thereby or otherwise, then unless another express standard is provided for in our partnership agreement, our general partner, or such affiliates causing it to do so, shall make such determination or take or decline to take such other action in a manner that is not in bad faith and shall not be subject to any other or different standards imposed by our partnership agreement, any other agreement contemplated thereby or under the Delaware Revised Uniform Limited Partnership Act or any other law, rule or regulation or at equity.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or our general partner and expenses allocated to us or otherwise incurred by our general partner in connection with operating our business. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a common unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest, could damage our business or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all costs and expenses incidental to any such registration and offering on behalf of our general partner or its affiliates, excluding underwriting discounts and commissions.

CONFLICTS OF INTEREST, BUSINESS OPPORTUNITY
AGREEMENTS AND FIDUCIARY DUTIES

Conflicts of Interest and Business Opportunity Agreements

General

Conflicts of interest exist and may arise in the future as a result of the relationships among us, Enterprise Products Partners, Enterprise GP Holdings, TEPPCO and our and their respective general partners and affiliates. Our general partner, DEP Holdings, is controlled indirectly by Enterprise Products Partners. Through Dan L. Duncan’s indirect control of the general partners of Enterprise Products Partners, Enterprise GP Holdings, TEPPCO and us, Mr. Duncan has the ability to elect, remove and replace the directors and officers of the general partners of Enterprise Products Partners, Enterprise GP Holdings, TEPPCO and us. The assets of our general partner and Enterprise Products Partners, Enterprise GP Holdings, TEPPCO and us overlap in certain areas, which may result in various conflicts of interest in the future.

Our general partner’s directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our partners. Some of the executive officers and non-independent directors of our general partner also serve as executive officers or directors of the general partners of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO. As a result, they have fiduciary duties to manage the business of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO, respectively, in a manner beneficial to such entities and their respective partners. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to Enterprise Products Partners, Enterprise GP Holdings or TEPPCO, on the one hand, and us, on the other hand, are in conflict.

It is not possible to predict the nature or extent of these potential future conflicts of interest at this time, nor is it possible to determine how we will address and resolve any such future conflicts of interest. However, the resolution of these conflicts may not always be in our best interest or that of our unitholders. We do not currently intend to take any action which would limit the ability of Enterprise Products Partners, Enterprise GP Holdings or TEPPCO to pursue their business strategies.

Administrative Services Agreement

We and our general partner are parties to an existing administrative services agreement with EPCO, Enterprise Products Partners, and its general partner, Enterprise GP Holdings and its general partner, TEPPCO, and its general partner, and certain affiliated entities. The administrative services agreement addresses potential conflicts that may arise among us and our general partner, Enterprise Products Partners and its general partner, Enterprise GP Holdings and its general partner, TEPPCO and its general partner, and the EPCO Group, which includes EPCO and its affiliates (excluding us, our general partner, Enterprise Products Partners and its subsidiaries, Enterprise Products GP, Enterprise GP Holdings, EPE Holdings, and TEPPCO, its general partner and their controlled affiliates).

Conflicts Between Our General Partner and its Affiliates and Our Partners

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is or is deemed to be, fair and reasonable to the partnership. Any resolution shall be deemed fair and reasonable if it is:

•	approved by a majority of the members of the audit and conflicts committee; or

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties.

Our general partner may, but is not required to, seek the approval of such resolution from the audit and conflicts committee of its board of directors. It will be presumed that the resolution of any conflicts of interest by our audit and conflicts committee and our general partner is not made in bad faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. The audit and conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict, including taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to unitholders.

The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of cash expenditures (including expansion projects at Mont Belvieu or other subsidiaries that may be funded through the construction phase by Enterprise Products Partners and acquired or contributed to us at a later date);

•	assets sales or acquisitions;

•	borrowings;

•	the issuance of additional common units; and

•	the creation, reduction or increase of reserves in any quarter.

We will reimburse EPCO and its affiliates for expenses.

We will reimburse EPCO and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering staff and support services to us. The partnership agreement provides that our general partner will determine the expenses that are allocable to us. Our general partner may do so in any manner it determines. Please read “The Partnership Agreement — Reimbursement of Expenses.”

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets or any affiliate of our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations for the benefit of our unitholders.

Our partnership agreement allows our general partner to determine any amounts to reimburse itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm’s-length negotiations for the benefit of our unitholders.

As described in this prospectus, we are a party to a number of agreements with our general partner and its affiliates at the time of the closing of our initial public offering. These contracts include the administrative services agreement, storage agreements and transportation agreements.

Our general partner will determine the terms of any of these transactions or amendments to existing agreements entered into after the sale of the common units offered in our initial public offering.

Our common units are subject to our general partner’s limited call right.

If at any time our general partner and its affiliates own 80% or more of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price not less than their then-current market price. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return on their investment. Our general partner and its affiliates currently own approximately 26.4% of our outstanding common units. Please read “The Partnership Agreement — Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of our common units.

The attorneys, independent auditors and others who have performed services for us regarding our initial public offering have been retained by our general partner, its affiliates and us and may continue to be retained by our general partner, its affiliates and us after our initial public offering. Attorneys, independent auditors and others who will perform services for us in the future will be selected by our general partner or our audit and conflicts committee and may also perform services for our general partner and its affiliates. We may, but are not required to, retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest arising between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, after the sale of the common units offered in this prospectus, depending on the nature of the conflict. We do not intend to do so in most cases.

Our general partner’s affiliates may compete with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Except as provided in our partnership agreement and subject to certain business opportunity agreements, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Shared Personnel

Our general partner will manage our operations and activities. Under the amended and restated administrative services agreement, EPCO will provide all employees and administrative, operational and other services for us. All of our general partner’s executive officers will, and certain other EPCO employees assigned to our operations may, also perform services for EPCO, Enterprise Products Partners, Enterprise GP Holdings, TEPPCO and their affiliates. The services performed by these shared personnel will generally be limited to non-commercial functions, including but not limited to human resources, information technology, financial and accounting services and legal services. We will adopt policies and procedures to protect and prevent inappropriate disclosure by shared personnel of commercial and other non-public information relating to us, Enterprise Products Partners, Enterprise GP Holdings and TEPPCO.

Because our general partner’s executive officers allocate time among EPCO, us, Enterprise Products Partners, Enterprise GP Holdings and TEPPCO, these officers face conflicts regarding the allocation of their time, which may adversely affect our business, results of operations and financial condition.

Compensation Arrangements

Dan L. Duncan, as the control person of EPCO and the control person of our general partner and the general partners of Enterprise Products Partners, Enterprise GP Holdings, and TEPPCO, is responsible for establishing the compensation arrangements for all EPCO employees, including employees who provide services to us, Enterprise Products Partners, Enterprise GP Holdings and TEPPCO.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, restrict, eliminate or otherwise modify the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. These modifications are detrimental to the unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in a manner not in bad faith and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held, including the duties of due care and loyalty.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest that are not approved by the audit and conflicts committee of the board of directors of our general partner must be:

• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

• “fair and reasonable” to us, which may take into account the totality of the relationships between the parties involved

(including other transactions that may be particularly favorable or advantageous, or unfavorable or disadvantageous, to us).

If our general partner does not seek approval from the audit and conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the resolution of any conflicts of interest by our general partner and the audit and conflicts committee was not made in bad faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for losses sustained or liabilities incurred as a result of any act or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

In order to become one of our limited partners, a unitholder is required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We are required to indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. This indemnification is required unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, that these persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. In the opinion of the Commission, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable. If you have questions regarding the fiduciary duties of our general partner, you should consult with your own counsel. Please read “The Partnership Agreement — Indemnification.”

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP, counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Duncan Energy Partners L.P. and DEP Operating Partnership, L.P., a Delaware limited partnership, which is our operating partnership.

The following discussion does not address all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of the common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues: the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 6% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of DEP Operating Partnership for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and our operating partnership will be classified as partnerships for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

•	Neither we nor our operating partnership has elected nor will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Duncan Energy Partners L.P. will be treated as partners of Duncan Energy Partners L.P. for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Duncan Energy Partners L.P. for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Items of our income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Duncan Energy Partners L.P. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Duncan Energy Partners L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income

We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts other than were protected against loss because of a guarantee, stop loss agreement or other similar arrangement, and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder who has an interest in us or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our property at the time we issue units in an offering, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing common units in such an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such an offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) allocations,” similar to the 704(c) allocations described above will be made to all partners to account for the difference, at the time of the future transaction, between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow and other nonliquidating distributions; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election,” “— Uniformity of Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

In general the highest effective United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was a capital asset held for more than 12 months at the time of disposition.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we have adopted), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment attributable to recovery property under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with the Treasury Regulations. Please read “— Uniformity of Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to the time we issue units in an offering will be borne by our general partner, its affiliates and our unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.”

However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. We use this method because it is not administratively feasible to make these allocations on a daily basis. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder generally is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirement.

Constructive Termination

We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulations Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five- year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is

(a) a person that is not a United States person,

(b) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(c) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or a “transaction of interest” or that it produces certain kinds of losses in excess of $2 million in a single year, or $4 million in a combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will own property or do business in Louisiana and Texas. Louisiana currently imposes a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN DUNCAN ENERGY PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code.

The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

Our assets should not be considered plan assets under these regulations because it is expected that the investment in our common units will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

PLAN OF DISTRIBUTION

We may sell the common units or debt securities directly, through agents, or to or through underwriters or dealers. Please read the prospectus supplement to find the terms of the common unit or debt securities offering including:

•	the names of any underwriters, dealers or agents;

•	the offering price;

•	underwriting discounts;

•	sales agents’ commissions;

•	other forms of underwriter or agent compensation;

•	discounts, concessions or commissions that underwriters may pass on to other dealers; and

•	any exchange on which the common units or debt securities are listed.

We may change the offering price, underwriter discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of common units or debt securities by them may constitute underwriting discounts and commissions under the Securities Act.

Unless we state otherwise in the prospectus supplement, underwriters will need to meet certain requirements before purchasing common units or debt securities. Agents will act on a “best efforts” basis during their appointment. We will also state the net proceeds from the sale in the prospectus supplement.

Any brokers or dealers that participate in the distribution of the common units or debt securities may be “underwriters” within the meaning of the Securities Act for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the securities act.

When necessary, we may fix common unit or debt securities distribution using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.

We may, through agreements, indemnify underwriters, dealers or agents who participate in the distribution of the common units or debt securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments such underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.

LEGAL MATTERS

The validity of the securities, as to matters of United States law and other customary legal matters relating to the offering the securities issued by us, will be passed upon for us by Andrews Kurth LLP, Houston, Texas. If the securities are being distributed through underwriters or agents, the validity of the securities will be passed upon for the underwriters or agents by counsel identified in the related prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Duncan Energy Partners L.P. Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.

We file annual, quarterly, and other reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, is available free of charge through our website at
http://www.deplp.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding information deemed to be furnished and not filed with the SEC, until all the securities are sold:

•	Registration Statement on Form 8-A (File No. 001-33266) filed on January 24, 2007;

•	Annual Report on Form 10-K/A (File No. 001-33266) for the year ended December 31, 2007, filed on March 4, 2008; and

•	Current Report on Form 8-K (File No. 001-33266) filed on February 29, 2008.

All documents filed by us under the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall also be deemed to be incorporated by reference into this prospectus.

Each of these documents is available from the SEC’s website and public reference rooms described above. Through our website, http://www.deplp.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing or telephoning Investor Relations, Duncan Energy Partners L.P., at our principal executive office, which is: 1100 Louisiana Street, 10th Floor, Houston, Texas 77002; Telephone: (713) 381-6500.

Duncan Energy Partners L.P.

8,000,000 Common Units
Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT
          , 2009

Joint Book-Running Managers
UBS Investment Bank
Barclays Capital
Citi
Morgan Stanley
Wachovia Securities

Senior Co-Managers
Goldman, Sachs & Co.
J.P. Morgan

Co-Managers
Raymond James
RBC Capital Markets
SMH Capital
Deutsche Bank Securities